Exhibit 10.1

EXECUTION VERSION

US$2,500,000,000

364-DAY REVOLVING CREDIT AGREEMENT

dated as of February 24, 2021,

among

MONDELĒZ INTERNATIONAL, INC.,

THE LENDERS PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A.,

BOFA SECURITIES, INC.,

CITIBANK, N.A.,

CREDIT SUISSE LOAN FUNDING LLC,

HSBC SECURITIES (USA) INC.,

BARCLAYS BANK PLC,

BNP PARIBAS SECURITIES CORP.,

DEUTSCHE BANK SECURITIES INC.,

GOLDMAN SACHS BANK USA,

MIZUHO BANK, LTD.,

MUFG BANK, LTD.,

SG AMERICAS SECURITIES, LLC,

TD SECURITIES (USA) LLC

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A.,

CITIBANK, N.A.,

CREDIT SUISSE LOAN FUNDING LLC

and

HSBC BANK USA, NATIONAL ASSOCIATION,

as Co-Syndication Agents

BARCLAYS BANK PLC,

BNP PARIBAS,

DEUTSCHE BANK SECURITIES INC.,

GOLDMAN SACHS BANK USA,

MIZUHO BANK, LTD.,

MUFG BANK, LTD.,

SOCIÉTÉ GÉNÉRALE,

THE TORONTO-DOMINION BANK, NEW YORK BRANCH

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

[CS&M Ref. No. 6702-288]

-i-

		Page
ARTICLE IV

Representations and Warranties

SECTION 4.01	Representations and Warranties of Mondelēz International.	42

ARTICLE V

Covenants of Mondelēz International

SECTION 5.01	Affirmative Covenants	44
SECTION 5.02	Negative Covenants	45

ARTICLE VI

Events of Default

SECTION 6.01	Events of Default	47
SECTION 6.02	Lenders’ Rights upon Event of Default	48

ARTICLE VII

The Administrative Agent

SECTION 7.01	Authorization and Action	49
SECTION 7.02	Administrative Agent’s Reliance, Etc.	49
SECTION 7.03	The Administrative Agent and Affiliates	50
SECTION 7.04	Lender Credit Decision	50
SECTION 7.05	Indemnification	51
SECTION 7.06	Successor Administrative Agent	51
SECTION 7.07	Joint Lead Arrangers, Co-Syndication Agents and Co-Documentation Agents	52
SECTION 7.08	Withholding Tax	52
SECTION 7.09	Sub-Agents	52
SECTION 7.10	Satisfaction Right	52
SECTION 7.11	Proofs of Claim	52
SECTION 7.12	Lender Representations with Respect to ERISA	53

ARTICLE VIII

Guaranty

SECTION 8.01	Guaranty	54
SECTION 8.02	Guaranty Absolute	54
SECTION 8.03	Waivers	55
SECTION 8.04	Continuing Guaranty	55

-ii-

SCHEDULES

Schedule I	—	List of Lenders and Commitments
Schedule II	—	List of Applicable Lending Offices

EXHIBITS

Exhibit A-1	—	Form of Pro Rata Note
Exhibit A-2	—	Form of Competitive Bid Note
Exhibit B-1	—	Form of Notice of Pro Rata Borrowing
Exhibit B-2	—	Form of Notice of Competitive Bid Borrowing
Exhibit C	—	Form of Assignment and Assumption
Exhibit D	—	Form of Designation Agreement
Exhibit E	—	Form of Opinion of Counsel for Designated Subsidiary

-iii-

364-DAY REVOLVING CREDIT AGREEMENT dated as of February 24, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among MONDELĒZ INTERNATIONAL, INC., a Virginia corporation (“Mondelēz International”), the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as administrative agent.

The parties hereto agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent hereunder, and its successors in such capacity as provided in Article VII.

“Administrative Agent Account” means such account of the Administrative Agent as is designated in writing from time to time by the Administrative Agent to Mondelēz International and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a Pro Rata Advance or a Competitive Bid Advance.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Agents” means the Administrative Agent, each Co-Syndication Agent, each Co-Documentation Agent and each Joint Lead Arranger.

“Agreement” has the meaning specified in the preamble.

“Anti-Corruption Laws” means all laws, rules, and regulations of the United States from time to time concerning or relating to bribery or corruption, including the FCPA, and the U.K. Bribery Act 2010.

“Applicable Facility Fee Rate” means, for any date, a percentage per annum equal to the percentage set forth below determined by reference to the higher of (a) the rating of Mondelēz International’s long-term senior unsecured, non-credit enhanced Debt from Standard & Poor’s (or, if there shall be no outstanding rated long-term senior unsecured, non-credit enhanced Debt of Mondelēz International, the long-term company, issuer or similar rating established by Standard & Poor’s for Mondelēz International) and (b) the rating of Mondelēz International’s long-term senior unsecured, non- credit enhanced Debt from Moody’s (or, if there shall be no outstanding rated long-term senior unsecured, non-credit enhanced Debt of Mondelēz International, the long-term company, issuer or similar rating established by Moody’s for Mondelēz International), in each case on such date:

Rating	Applicable Facility Fee Rate
A or higher by Standard & Poor’s A2 or higher by Moody’s	0.040%
A- by Standard & Poor’s A3 by Moody’s	0.045%
BBB+ by Standard & Poor’s Baa1 by Moody’s	0.050%
BBB by Standard & Poor’s Baa2 by Moody’s	0.070%
Lower than BBB by Standard & Poor’s Lower than Baa2 by Moody’s	0.090%

provided that, if on any date of determination, (i) a rating is available on such date from only one of Standard & Poor’s and Moody’s but not the other, the Applicable Facility Fee Rate shall be determined by reference to the then available rating, (ii) no rating is available from either of Standard & Poor’s or Moody’s, the Applicable Facility Fee Rate shall be determined by reference to the rating of any other nationally recognized statistical rating organization designated by Mondelēz International and approved in writing by the Required Lenders and (iii) no rating is available from any of Standard & Poor’s, Moody’s or any other nationally recognized statistical rating organization designated by Mondelēz International and approved in writing by the Required Lenders, the Applicable Facility Fee Rate shall be 0.090%.

“Applicable Interest Rate Margin” means (a) as to any Base Rate Advance, the applicable rate per annum set forth below under the caption “Base Rate Spread” and (b) as to any LIBO Rate Advance, the applicable rate per annum set forth below under the caption “LIBO Rate Spread”, determined by reference to the higher of (i) the rating of Mondelēz International’s long-term senior unsecured, non-credit enhanced Debt from Standard & Poor’s (or, if there shall be no outstanding rated long-term senior unsecured, non-credit enhanced Debt of Mondelēz International, the long-term company, issuer or similar rating established by Standard & Poor’s for Mondelēz International) and (ii) the rating of Mondelēz International’s long-term senior unsecured, non-credit enhanced Debt from Moody’s (or, if there shall be no outstanding rated long-term senior unsecured, non-credit enhanced Debt of Mondelēz International, the long-term company, issuer or similar rating established by Moody’s for Mondelēz International), in each case on such date:

Rating	Base Rate Spread	LIBO Rate Spread
A or higher by Standard & Poor’s A2 or higher by Moody’s	0.000%	0.835%
A- by Standard & Poor’s A3 by Moody’s	0.000%	0.955%
BBB+ by Standard & Poor’s Baa1 by Moody’s	0.075%	1.075%
BBB by Standard & Poor’s Baa2 by Moody’s	0.180%	1.180%
Lower than BBB by Standard & Poor’s Lower than Baa2 by Moody’s	0.285%	1.285%

provided that, if on any date of determination pursuant to clause (a) or (b) above, (x) a rating is available on such date from only one of Standard & Poor’s and Moody’s but not the other, the Applicable Interest Rate Margin shall be determined by reference to the then available rating, (y) no rating is available from either of Standard & Poor’s or Moody’s, the Applicable Interest Rate Margin shall be determined by reference to the rating of any other nationally recognized statistical rating organization designated by Mondelēz International and approved in writing by the Required Lenders and (z) no rating is available from any of Standard & Poor’s, Moody’s or any other nationally recognized statistical rating organization designated by Mondelēz International and approved in writing by the Required Lenders, the Applicable Interest Rate Margin shall be 0.285% as to any Base Rate Advance and 1.285% as to any LIBO Rate Advance.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Pro Rata Advance and, in the case of a Competitive Bid Advance, the office of such Lender notified by such Lender to the Administrative Agent as its Applicable Lending Office with respect to such Competitive Bid Advance.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then removed from the definition of “Interest Period” pursuant to Section 2.08(c).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of any Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority, provided that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Base Rate” means, for any day, a rate per annum equal to the highest of:

(a) the Prime Rate in effect on such day;

(b) 1/2 of 1% per annum above the NYFRB Rate in effect on such day; and

(c) the LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1% per annum.

For purposes of clause (c) above, the LIBO Rate on any day shall be based on the LIBO Screen Rate at approximately 11:00 a.m. (London time) on such day for deposits in Dollars with a maturity of one month (or, in the event the LIBO Screen Rate for deposits in Dollars is not available for such maturity of one month, shall be based on the Interpolated Rate as of such time); provided that in no event shall such rate be less than zero. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.08 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.08(c)), then for purposes of clause (c) above the LIBO Rate on any day shall be deemed to be zero. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the LIBO Rate, respectively.

“Base Rate Advance” means a Pro Rata Advance that bears interest as provided in Section 2.04(a)(i).

“Benchmark” means initially, LIBO Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBO Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.08(c).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and Mondelēz International as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement bench- mark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any Note, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and any Note.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement”, the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement”, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and Mondelēz International for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein; or

(3) in the case of a Term SOFR Transition Event, the date that is 30 days after the date a Term SOFR Notice is provided to the Lenders and Mondelēz International pursuant to Section 2.08(c); or

(4) in the case of an Early Opt-in Election, the sixth Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Note in accordance with Section 2.08(c) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Note in accordance with Section 2.08(c).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower Agent” means agents of any Borrower acting in connection with, or benefitting from, this Agreement or the proceeds of any Advance.

“Borrowers” means, collectively, Mondelēz International and each Designated Subsidiary that shall become a party to this Agreement pursuant to Section 9.08.

“Borrowing” means a Pro Rata Borrowing or a Competitive Bid Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized by law to remain closed in New York City and, if the applicable Business Day relates to any LIBO Rate Advances or Floating Rate Bid Advances, on which dealings are carried on in the London interbank market and banks are open for business in London.

“Co-Documentation Agents” means Barclays Bank PLC, BNP Paribas, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, Mizuho Bank, Ltd., MUFG Bank, Ltd., Société Générale, The Toronto-Dominion Bank, New York Branch and Wells Fargo Bank, National Association, each in its capacity as a Co-Documentation Agent for the revolving credit facility provided for herein.

“Commission” means the United States Securities and Exchange Commission.

“Commitment” means, as to any Lender, the Dollar amount set forth opposite such Lender’s name on Schedule I hereto or, if such Lender becomes a party hereto pursuant to an Assignment and Assumption, the Dollar amount set forth in such Assignment and Assumption, in each case, as such amount may be increased or reduced from time to time pursuant to assignments by or to such Lender pursuant to Section 9.07.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Mondelēz International or any other Borrower pursuant to this Agreement or the transactions contemplated therein that is distributed to any Agent or any Lender by means of electronic communications pursuant to Section 9.02, including through Electronic Systems.

“Competitive Bid Advance” means an advance by a Lender to any Borrower as part of a Competitive Bid Borrowing resulting from the competitive bidding procedure described in Section 2.07 and refers to a Fixed Rate Bid Advance or a Floating Rate Bid Advance.

“Competitive Bid Borrowing” means a borrowing consisting of simultaneous Competitive Bid Advances of the same Type and, in the case of Floating Rate Bid Advances, as to which a single Interest Period is in effect, made to the same Borrower by each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted under the competitive bidding procedure described in Section 2.07.

“Competitive Bid Note” means a promissory note of any Borrower payable to any Lender (or its registered assigns), in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of such Borrower to such Lender resulting from a Competitive Bid Advance made by such Lender to such Borrower.

“Consolidated Tangible Assets” means the total assets appearing on the most recent available consolidated balance sheet of Mondelēz International and its Subsidiaries, less goodwill and other intangible assets and the minority interests of other Persons in such Subsidiaries, all as determined in accordance with GAAP.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Pro Rata Advances of one Type into Pro Rata Advances of the other Type pursuant to Section 2.06, 2.08 or 2.13 or, in the case of LIBO Rate Advances, continuation thereof as Pro Rata Advances of such Type for a new Interest Period pursuant to Section 2.06(c).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Co-Syndication Agents” means Bank of America, N.A., Citibank, N.A., Credit Suisse Loan Funding LLC and HSBC Bank USA, National Association, each in its capacity as a Co-Syndication Agent for the revolving credit facility provided for herein.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt” means (a) indebtedness for borrowed money or for the deferred purchase price of property or services, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) obligations as lessee under leases that, in accordance with GAAP, are recorded as capital leases, and (c) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of any other Person of the kinds referred to in clause (a) or (b) above.

“Default” means any event specified in Section 6.01 that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means any Lender that has (a) failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Advances or (ii) pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and Mondelēz International in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to the funding (specifically identified in such writing, including by reference to a particular Default, if any) has not been satisfied, (b) notified Mondelēz International or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified in such writing, including by reference to a particular Default, if any) to funding an Advance cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) failed, within three Business Days after written request by the Administrative Agent, acting in good faith, to provide certification in written form of an authorized officer of such Lender that it will comply with the terms of this Agreement relating to its obligations (and is financially able to meet such obligations as of the date of such certification) to fund prospective Advances, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent, or (d) become, or has a Lender Parent that has become, the subject of a Bankruptcy Event or a Bail-In Action.

“Designated Subsidiary” means any wholly-owned Subsidiary of Mondelēz International designated for borrowing privileges under this Agreement pursuant to Section 9.08.

“Designated Subsidiary Obligations” has the meaning specified in Section 8.01.

“Designation Agreement” means, with respect to any Designated Subsidiary, an agreement in the form of Exhibit D hereto signed by such Designated Subsidiary and Mondelēz International.

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II hereto or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to Mondelēz International and the Administrative Agent.

“Early Opt-in Election” means, if the then-current Benchmark is LIBO Rate, the occurrence of:

(1) a notification by the Administrative Agent to (or the request by Mondelēz International to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and Mondelēz International to trigger a fallback from LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in Section 3.01.

“Electronic Signature” means an electronic signature, sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including email, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Agents or any of their respective affiliates or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Assignee” means (a) a Lender, (b) an affiliate of a Lender and (c) any other Person, other than, in each case, (i) Mondelēz International or its Subsidiaries, (ii) a Defaulting Lender or (iii) a natural person (or a holding company, investments vehicle, investment vehicle or trust for, or owned and operated by or for the primary benefit of, a natural person).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of any Borrower’s controlled group, or under common control with any Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”), or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Borrower or any of their ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the conditions set forth in Section 303(k)(1)(A) and (B) of ERISA to the creation of a lien upon property or rights to property of any Borrower or any of their ERISA Affiliates for failure to make a required payment to a Plan are satisfied; (f) a complete or partial withdrawal by Mondelēz International, any other Borrower or any ERISA Affiliate from a Multiemployer Plan or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; or (g) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” opposite its name on Schedule II hereto or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to Mondelēz International and the Administrative Agent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board, as in effect from time to time.

“Eurocurrency Rate Reserve Percentage” for any Interest Period, for all LIBO Rate Advances or Floating Rate Bid Advances comprising part of the same Borrowing owing to a Lender that is a member of the Federal Reserve System, means the reserve percentage applicable to such Lender two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on such LIBO Rate Advances or Floating Rate Bid Advances is determined) having a term equal to such Interest Period.

“Event of Default” has the meaning specified in Section 6.01.

“Extended Maturity Date” has the meaning specified in Section 2.10(b).

“Facility Fee” has the meaning specified in Section 2.09(a).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as enacted as of the date hereof or any amended or successor version that is substantively comparable and not materially more onerous to comply with, and, in each case, current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any intergovernmental agreement between the United States and another jurisdiction implementing the foregoing (or any law, regulation or other official administrative interpretation or rules or practices implementing such or adopted pursuant to an intergovernmental agreement).

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions, as determined in such manner as shall be set forth on the NYFRB Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Fee Letter” means the administrative agent fee letter, dated January 26, 2021, between Mondelēz International and the Administrative Agent.

“Fixed Rate Bid Advance” means a Competitive Bid Advance bearing interest based on a fixed rate per annum as specified in the relevant Notice of Competitive Bid Borrowing.

“Floating Rate Bid Advance” means a Competitive Bid Advance bearing interest at a rate of interest quoted as a margin over the LIBO Rate as specified in the relevant Notice of Competitive Bid Borrowing.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBO Rate.

“Foreign Subsidiary” means, with respect to any Person, each Subsidiary of such Person that is not organized under the laws of the United States of America, any State thereof or the District of Columbia.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guaranty” has the meaning specified in Section 8.01.

“Home Jurisdiction Non-U.S. Withholding Taxes” means in the case of a Designated Subsidiary that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, withholding taxes imposed by the jurisdiction under the laws of which such Designated Subsidiary is organized, resident or doing business or any political subdivision thereof.

“Home Jurisdiction U.S. Withholding Taxes” means, in the case of Mondelēz International and a Designated Subsidiary that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, withholding for United States federal income taxes and United States federal back-up withholding taxes.

“Initial Lender” means each Person that is a party hereto on the date hereof and that is set forth on Schedule I hereto.

“Interest Period” means, for each LIBO Rate Advance comprising part of the same Pro Rata Borrowing and each Floating Rate Bid Advance comprising part of the same Competitive Bid Borrowing, the period commencing on the date of such LIBO Rate Advance or Floating Rate Bid Advance or the date of Conversion of any Base Rate Advance into such LIBO Rate Advance and ending on the last day of the period selected by the Borrower requesting such Borrowing pursuant to the provisions hereof. The duration of each such Interest Period shall be one (or less than one month if available to all Lenders participating in such Borrowing), three or six months, as such Borrower may select upon notice received by the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the first day of such Interest Period; provided, however, that:

(a) such Borrower may not select any Interest Period that ends after the Maturity Date, subject to Section 2.10(b);

(b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that (other than in the case of an Interest Period of less than one month) if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and

(c) whenever the first day of any Interest Period (other than an Interest Period of less than one month) occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Interpolated Rate” means, at any time, with respect to any Interest Period or clause (c) of the definition of Base Rate, a rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the LIBO Screen Rate for the longest period for which a LIBO Screen Rate is available that is shorter than the applicable period and (b) the LIBO Screen Rate for the shortest period for which a LIBO Screen Rate is available that is longer than the applicable period, in each case as of the time the Interpolated Rate is required to be determined in accordance with the other provisions hereof; provided that the Interpolated Rate shall in no event be less than zero.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Joint Lead Arrangers” means JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citibank, N.A., Credit Suisse Loan Funding LLC, HSBC Securities (USA) Inc., Barclays Bank PLC, BNP Paribas Securities Corp., Deutsche Bank Securities Inc., Goldman Sachs Bank USA, Mizuho Bank, Ltd., MUFG Bank, Ltd., SG Americas Securities, LLC, TD Securities (USA) LLC and Wells Fargo Securities, LLC, each in its capacity as a Joint Lead Arranger and joint bookrunner for the revolving credit facility provided for herein.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lenders” means the Initial Lenders and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any LIBO Rate Advance or any Floating Rate Bid Advance for any Interest Period, the LIBO Screen Rate as of 11:00 a.m., London time, on the day that is two Business Days prior to the first day of such Interest Period.

“LIBO Rate Advance” means a Pro Rata Advance that bears interest as provided in Section 2.04(a)(ii).

“LIBO Screen Rate” means, in respect of the LIBO Rate for any Interest Period, or with respect to any determination of the Base Rate pursuant to clause (c) of the definition thereof, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to the relevant period as set forth on the Reuters screen page that displays such rate (currently LIBOR01 or LIBOR02) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); provided that (a) if no LIBO Screen Rate shall be available for a particular period but LIBO Screen Rates shall be available for periods both longer and shorter than such period, than the LIBO Screen Rate for such period shall be the Interpolated Rate, and (b) if any LIBO Screen Rate, determined as provided above, would be less than zero, such LIBO Screen Rate shall be zero for all purposes of this Agreement.

“Lien” has the meaning specified in Section 5.02(a).

“Major Subsidiary” means any Subsidiary of Mondelēz International (a) more than 50% of the voting securities of which is owned directly or indirectly by Mondelēz International, (b) which is organized and existing under, or has its principal place of business in, the United States or any political subdivision thereof, Canada or any political subdivision thereof, any country which is a member of the European Union on the date hereof or any political subdivision thereof, the United Kingdom or any political subdivision thereof, or Switzerland, Norway or Australia or any of their respective political subdivisions, and (c) which has at any time total assets (after intercompany eliminations) exceeding $1,000,000,000.

“Margin Stock” means margin stock, as defined in Regulation U.

“Maturity Date” means the Termination Date; provided that if the Maturity Date shall have been extended pursuant to Section 2.10(b), the Maturity Date shall be the Extended Maturity Date.

“Minimum Shareholders’ Equity” means Total Shareholders’ Equity of not less than $24,600,000,000.

“MNPI” means material information concerning Mondelēz International or any of its Subsidiaries or any of its or their respective securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities and Exchange Act of 1933, as amended, and the Securities and Exchange Act of 1934, as amended. For purposes of this definition, “material information” means information concerning Mondelēz International, its Subsidiaries or any of its or their respective securities that could reasonably be expected to be material for purposes of the United States federal and state securities laws.

“Mondelēz International” has the meaning specified in the preamble.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and at least one Person other than such Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which such Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-U.S. Lender” means, with respect to a Borrower that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“Note” means a Pro Rata Note or a Competitive Bid Note.

“Notice of Competitive Bid Borrowing” has the meaning specified in Section 2.07(b).

“Notice of Pro Rata Borrowing” has the meaning specified in Section 2.02(a).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such date (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided further that if the NYFRB Rate, determined as set forth above, shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“NYFRB Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means, without duplication, all obligations of Mondelēz International and each other Borrower now or hereafter existing under this Agreement, the Notes or the Designation Agreement.

“Other Taxes” has the meaning specified in Section 2.15(b).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by US-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Participant Register” has the meaning specified in Section 9.07(e).

“Patriot Act” has the meaning specified in Section 9.17.

“PBGC” has the meaning assigned to such term in the definition of “ERISA Event”.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a Government Authority.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent in its reasonable discretion, in consultation with Mondelēz International) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent in its reasonable discretion, in consultation with Mondelēz International). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Rata Advance” means an advance by a Lender to any Borrower as part of a Pro Rata Borrowing and refers to a Base Rate Advance or a LIBO Rate Advance.

“Pro Rata Borrowing” means a borrowing consisting of simultaneous Pro Rata Advances of the same Type and, in the case of LIBO Rate Advances, as to which a single Interest Period is in effect, made by each of the Lenders to the same Borrower pursuant to Section 2.01.

“Pro Rata Note” means a promissory note of any Borrower payable to any Lender (or its registered assigns), delivered pursuant to a request made under Section 2.17 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Pro Rata Advances made by such Lender to such Borrower.

“Process Agent” has the meaning specified in Section 9.11(b).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not LIBO Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning specified in Section 9.07(d).

“Regulation U” means Regulation U of the Board, as in effect from time to time.

“Relevant Governmental Body” means the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto.

“Required Lenders” means at any time Lenders having Pro Rata Advances and unused Commitments representing more than 50% of the sum of the Pro Rata Advances and unused Commitments of all Lenders at such time; provided that, for purposes of declaring the Advances to be due and payable pursuant to Article VI, and for all purposes after the Advances become due and payable pursuant to Article VI or the Commitments expire or terminate, the outstanding Competitive Bid Advances of the Lenders shall be included in determining the Required Lenders; and provided further that the Pro Rata Advances, unused Commitments and Competitive Bid Advances of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Reuters” means Thomson Reuters Corporation, a corporation incorporated under and governed by the Business Corporations Act (Ontario), Canada, Refinitiv or, in each case, a successor thereto.

“Sanctioned Country” means a country, region or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by (i) Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (ii) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or (b) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and no Person other than such Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which such Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Standard & Poor’s” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.

“Subsidiary” of any Person means any Person of which (or in which) more than 50% of the outstanding capital stock (or similar equity interests) having voting power to elect a majority of the Board of Directors (or similar governing body) of such Person (irrespective of whether at the time capital stock (or similar equity interests) of any other class or classes of such Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Surviving Subsidiary” has the meaning specified in Section 9.08(b).

“Taxes” has the meaning specified in Section 2.15(a).

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and Mondelēz International of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.08(c) that is not Term SOFR.

“Term-Out Fee” has the meaning specified in Section 2.09(b).

“Termination Date” means the earlier of February 23, 2022 and the date of termination in whole of the Commitments pursuant to Section 2.10(a) or 6.02; provided, however, in each case, if such date is not a Business Day, the Termination Date shall be the next preceding Business Day.

“Total Shareholders’ Equity” means total shareholders’ equity, as reflected on the consolidated balance sheet of Mondelēz International and its Subsidiaries prepared in accordance with GAAP, excluding (a) accumulated other comprehensive income or losses, (b) the cumulative effects of any changes in accounting principles, including in connection with any adoption of “mark-to-market” accounting in respect of pension and other retirement plans of Mondelēz International and its Subsidiaries, and (c) if “mark-to-market” accounting in respect of such pension and other retirement plans is so adopted, any income or losses recognized in connection with the ongoing application thereof.

“Type”, when used in reference to any Advance or Borrowing, refers to whether the rate of interest on such Advance, or on the Advances comprising such Borrowing, is determined by reference to (a) in the case of a Pro Rata Advance or Pro Rata Borrowing, the Base Rate or the LIBO Rate and (b) in the case of a Competitive Bid Advance or Competitive Bid Borrowing, the LIBO Rate or a fixed rate per annum.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Computation of Time Periods; Terms Generally. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the Notes) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with accounting principles generally accepted in the United States of America (subject to the exceptions set forth in this Section 1.03, “GAAP”), except that if there has been a material change in an accounting principle affecting the definition of an accounting term as compared to that applied in the preparation of the financial statements of Mondelēz International as of and for the year ended December 31, 2020, then such new accounting principle shall not be used in the determination of the amount associated with that accounting term. A material change in an accounting principle is one that, in the year of its adoption, changes the amount associated with the relevant accounting term for any quarter in such year by more than 10%. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (a) any election under Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to value any Debt of Mondelēz International or any of its Subsidiaries at “fair value”, as defined therein, (b) (i) any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to value any such Debt in a reduced or bifurcated manner as described therein, or (ii) any valuation of Debt below its full stated principal amount as a result of application of Financial Accounting Standards Board Accounting Standards Update No. 2015-03, it being agreed that Debt shall at all times be valued at the full stated principal amount thereof and (c) any change in accounting for leases resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent that such change would require the recognition of right-of-use assets and lease liabilities for any lease (or similar arrangement conveying the right to use) that would not be classified as a capital lease under GAAP as in effect on December 31, 2016.

SECTION 1.04 LIBO Rate. The interest rate on LIBO Rate Advances and Floating Rate Bid Advances is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on LIBO Rate Advances and Floating Rate Bid Advances. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Section 2.08(c) provides the mechanism for determining an alternative rate of interest. The Administrative Agent will notify Mondelēz International, pursuant to Section 2.08(c), of any change to the reference rate upon which the interest rate on LIBO Rate Advances and Floating Rate Bid Advances is based. However, neither the Administrative Agent nor any Lender warrants or accepts any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.08(c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.08(c)), including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

SECTION 1.05 Divisions. For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under the laws of another jurisdiction): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its capital stock (or similar equity interests) at such time.

ARTICLE II

Amounts and Terms of the Advances

SECTION 2.01 Pro Rata Advances.

(a) Obligation to Make Pro Rata Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Pro Rata Advances to any Borrower in Dollars from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate principal amount that will not result in (i) the aggregate principal amount of the Pro Rata Advances of any Lender then outstanding exceeding such Lender’s Commitment or (ii) the aggregate principal amount of all the Advances then exceeding the aggregate amount of all the Commitments of the Lenders. Within the limits of each Lender’s Commitment and subject to this Section 2.01, any Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.11 or repay pursuant to Section 2.03 and reborrow under this Section 2.01.

(b) Amount of Pro Rata Borrowings. Each Pro Rata Borrowing shall be in an aggregate amount of no less than $50,000,000 or an integral multiple of $1,000,000 in excess thereof.

(c) Type of Pro Rata Advances. Each Pro Rata Borrowing shall consist of Pro Rata Advances of the same Type made on the same day to the same Borrower by the Lenders ratably according to their respective Commitments.

SECTION 2.02 Making the Pro Rata Advances.

(a) Notice of Pro Rata Borrowing. Each Pro Rata Borrowing shall be made on notice, given not later than (x) 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Pro Rata Borrowing in the case of a Pro Rata Borrowing consisting of LIBO Rate Advances, or (y) 9:00 a.m. (New York City time) on the Business Day of the proposed Pro Rata Borrowing in the case of a Pro Rata Borrowing consisting of Base Rate Advances, by the applicable Borrower (or Mondelēz International on its behalf) to the Administrative Agent, which shall give to each Lender prompt notice thereof. Each such notice of a Pro Rata Borrowing (a “Notice of Pro Rata Borrowing”) shall be in writing, delivered by email or facsimile, signed by a duly authorized officer of the applicable Borrower (or of Mondelēz International on its behalf) and in substantially the form of Exhibit B-1 hereto, specifying therein in compliance with Section 2.01:

(i) the Borrower requesting such Pro Rata Borrowing;

(ii) the date of such Pro Rata Borrowing;

(iii) the Type of Advances comprising such Pro Rata Borrowing;

(iv) the aggregate amount of such Pro Rata Borrowing;

(v) in the case of a Pro Rata Borrowing consisting of LIBO Rate Advances, the initial Interest Period for each such Pro Rata Advance; and

(vi) the location and number of the applicable Borrower’s account to which funds are to be advanced.

Notwithstanding anything herein to the contrary, no Borrower may select LIBO Rate Advances for any Pro Rata Borrowing if the obligation of the Lenders to make LIBO Rate Advances shall then be suspended pursuant to Section 2.06(b), 2.08 or 2.13.

(b) Funding Pro Rata Advances. Each Lender shall, before 11:00 a.m. (New York City time) on the date of such Pro Rata Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent Account, in same day funds, such Lender’s ratable portion (based on the Lenders’ respective Commitments) of such Pro Rata Borrowing. Promptly after receipt of such funds by the Administrative Agent, the Administrative Agent will make such funds available in like funds to the applicable Borrower by remitting such funds to the account specified in the applicable Notice of Pro Rata Borrowing.

(c) Irrevocable Notice. Each Notice of Pro Rata Borrowing by any Borrower shall be irrevocable and binding on such Borrower. In the case of any Pro Rata Borrowing that the related Notice of Pro Rata Borrowing specifies is to be comprised of LIBO Rate Advances, the Borrower requesting such Pro Rata Borrowing shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Pro Rata Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Pro Rata Advance to be made by such Lender as part of such Pro Rata Borrowing when such Pro Rata Advance, as a result of such failure, is not made on such date.

(d) Lender’s Ratable Portion. Unless the Administrative Agent shall have received notice from a Lender prior to the day of any Pro Rata Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion (based on the Lenders’ respective Commitments) of such Pro Rata Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Pro Rata Borrowing in accordance with Section 2.02(b) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower requesting such Pro Rata Borrowing on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and such Borrower severally agree to repay to the Administrative Agent, forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at:

(i) in the case of such Borrower, the higher of (A) the interest rate applicable at the time to Pro Rata Advances comprising such Pro Rata Borrowing and (B) the cost of funds incurred by the Administrative Agent, in respect of such amount, and

(ii) in the case of such Lender, the higher of (A) the NYFRB Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Pro Rata Advance as part of such Pro Rata Borrowing for purposes of this Agreement.

(e) Independent Lender Obligations. The failure of any Lender to make the Pro Rata Advance to be made by it as part of any Pro Rata Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Pro Rata Advance on the date of such Pro Rata Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Pro Rata Advance to be made by such other Lender on the date of any Pro Rata Borrowing.

SECTION 2.03 Repayment of Pro Rata Advances. Each Borrower shall repay to the Administrative Agent for the account of each Lender on the Maturity Date the unpaid principal amount of the Pro Rata Advances made by such Lender to such Borrower then outstanding.

SECTION 2.04 Interest on Pro Rata Advances.

(a) Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Pro Rata Advance owing by such Borrower to each Lender from the date of such Pro Rata Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Pro Rata Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Interest Rate Margin in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December, and on the date such Base Rate Advance shall be Converted or paid in full and on the Maturity Date.

(ii) LIBO Rate Advances. During such periods as such Pro Rata Advance is a LIBO Rate Advance, a rate per annum equal at all times during each Interest Period for such Pro Rata Advance to the sum of (A) the LIBO Rate for such Interest Period for such Pro Rata Advance plus (B) the Applicable Interest Rate Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period, and on the date such LIBO Rate Advance shall be Converted or paid in full and on the Maturity Date.

(b) Default Interest. If any principal of or interest on any Pro Rata Advance or any fee or other amount payable by a Borrower hereunder (other than principal of or interest on any Competitive Bid Advance) is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, payable in arrears on the dates referred to in Section 2.04(a)(i) or Section 2.04(a)(ii), as applicable, or, if earlier, on demand, at a rate per annum equal at all times to (i) in the case of overdue principal of any Pro Rata Advance, 1% per annum above the rate per annum otherwise required to be paid on such Pro Rata Advance as provided in Section 2.04(a) or (ii) in the case of any other amount, 1% per annum plus the rate applicable to Base Rate Advances as provided in Section 2.04(a)(i).

SECTION 2.05 Additional Interest on LIBO Rate Advances. Each Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each LIBO Rate Advance of such Lender to such Borrower, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (a) the LIBO Rate for the Interest Period then applicable to such Advance from (b) the rate obtained by dividing such LIBO Rate by a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender and notified to Mondelēz International through the Administrative Agent.

SECTION 2.06 Conversion of Pro Rata Advances.

(a) Conversion upon Absence of Interest Period. If any Borrower (or Mondelēz International on behalf of any other Borrower) shall fail to select the duration of any Interest Period for any LIBO Rate Advance in accordance with the provisions contained in the definition of the term “Interest Period” or to give notice of a voluntary Conversion under Section 2.06(c), the Administrative Agent will forthwith so notify such Borrower and the Lenders and such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert to a Base Rate Advance.

(b) Conversion upon Event of Default. Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), the Administrative Agent or the Required Lenders may elect that (i) unless repaid, each LIBO Rate Advance be, on the last day of the then existing Interest Period therefor, Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, LIBO Rate Advances be suspended.

(c) Voluntary Conversion. Subject to the provisions of Sections 2.06(b), 2.08 and 2.13, any Borrower may Convert, on any Business Day, all of its Pro Rata Advances of one Type constituting the same Pro Rata Borrowing into Advances of the other Type or, in the case of Advances that are LIBO Rate Advances, into Advances of the same Type for a new Interest Period, in each case upon notice give by the applicable Borrower (or Mondelēz International on its behalf) to the Administrative Agent by the time that a Notice of Pro Rata Borrowing would be required under Section 2.02 if such Borrower were requesting a Pro Rata Borrowing of the Type resulting from such Conversion to be made on the effective date of such Conversion; provided, however, that a Conversion of a LIBO Rate Advance into a Base Rate Advance, or a Conversion of any LIBO Rate Advance into a Pro Rata Advance of the same Type for a new Interest Period, in each case may be made on, and only on, the last day of an Interest Period for such LIBO Rate Advance. Each such notice of a Conversion shall be in writing, signed by a duly authorized officer of the applicable Borrower (or of Mondelēz International, as applicable) and shall, within the restrictions specified above, specify:

(i) the date of such Conversion;

(ii) the Pro Rata Advances to be Converted; and

(iii) if such Conversion is into LIBO Rate Advances, the duration of the Interest Period for each such Pro Rata Advance.

SECTION 2.07 The Competitive Bid Advances.

(a) Competitive Bid Advances’ Impact on Commitments. Each Lender severally agrees that any Borrower may make Competitive Bid Borrowings in Dollars under this Section 2.07 from time to time on any Business Day during the period from the Effective Date until the Termination Date in the manner set forth below; provided that, following the making of each Competitive Bid Borrowing, the aggregate principal amount of all the Advances then outstanding shall not exceed the aggregate amount of all the Commitments of the Lenders.

(b) Notice of Competitive Bid Borrowing. Any Borrower (or Mondelēz International on its behalf) may request a Competitive Bid Borrowing under this Section 2.07 by delivering to the Administrative Agent, by email or facsimile, a notice of a Competitive Bid Borrowing (a “Notice of Competitive Bid Borrowing”), signed by a duly authorized officer of such Borrower (or of Mondelēz International, as applicable) and in substantially the form of Exhibit B-2 hereto, specifying therein the following:

(i) the Borrower requesting such proposed Competitive Bid Borrowing;

(ii) the date of such proposed Competitive Bid Borrowing;

(iii) the aggregate amount of such proposed Competitive Bid Borrowing;

(iv) the interest rate basis and day count convention to be offered by the Lenders;

(v) in the case of a Competitive Bid Borrowing consisting of Floating Rate Bid Advances, Interest Period, or in the case of a Competitive Bid Borrowing consisting of Fixed Rate Bid Advances, the maturity date for repayment of each Fixed Rate Bid Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date occurring seven days after the date of such Competitive Bid Borrowing or later than the earlier of (A) 360 days after the date of such Competitive Bid Borrowing and (B) the Termination Date);

(vi) the interest payment date or dates relating thereto;

(vii) the location and number of the applicable Borrower’s account to which funds are to be advanced; and

(viii) other terms (if any) to be applicable to such Competitive Bid Borrowing.

The Borrower requesting a Competitive Bid Borrowing (or Mondelēz International on its behalf) shall deliver a Notice of Competitive Bid Borrowing to the Administrative Agent not later than 10:00 a.m. (New York City time) (x) at least two Business Days prior to the date of the proposed Competitive Bid Borrowing, if such Borrower shall specify in such Notice of Competitive Bid Borrowing that the Competitive Bid Borrowing shall be Fixed Rate Bid Advances, or (y) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if such Borrower shall specify in such Notice of Competitive Bid Borrowing that the Competitive Bid Borrowing shall be Floating Rate Bid Advances. Each Notice of Competitive Bid Borrowing shall be irrevocable and binding on such Borrower. The Administrative Agent shall in turn promptly notify each Lender of each request for a Competitive Bid Borrowing received by it from such Borrower by sending such Lender a copy of the related Notice of Competitive Bid Borrowing.

(c) Discretion as to Competitive Bid Advances. Each Lender may, in its sole discretion, elect to irrevocably offer to make one or more Competitive Bid Advances to the applicable Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Administrative Agent (which shall give prompt notice thereof to such Borrower), before 9:30 a.m. (New York City time) (A) on the Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Bid Advances, and (B) on the third Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Floating Rate Bid Advances; provided that, if the Administrative Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify such Borrower of such offer at least 30 minutes before the time and on the date on which notice of such election is to be given by any other Lender to the Administrative Agent. In such notice, the Lender shall specify the following:

(i) the minimum amount and maximum amount of each Competitive Bid Advance which such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts may, subject to the proviso to the first sentence of Section 2.07(a), exceed such Lender’s Commitment);

(ii) the rate or rates of interest therefor; and

(iii) such Lender’s Applicable Lending Office with respect to such Competitive Bid Advance.

If any Lender shall elect not to make such an offer, such Lender shall so notify the Administrative Agent before 9:30 a.m. (New York City time) on the date on which notice of such election is to be given to the Administrative Agent by the other Lenders, and such Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such Competitive Bid Borrowing; provided further that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing.

(d) Selection of Lender Bids. The Borrower proposing the Competitive Bid Borrowing shall, in turn, (A) before 12:00 noon (New York City time) on the Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Bid Advances and (B) before 12:00 noon (New York City time) on the third Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Floating Rate Bid Advances, either:

(i) cancel such Competitive Bid Borrowing by giving the Administrative Agent notice to that effect, or

(ii) accept, in its sole discretion, one or more of the offers made by any Lender or Lenders pursuant to Section 2.07(c), by giving notice to the Administrative Agent of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to such Borrower by the Administrative Agent, on behalf of such Lender, for such Competitive Bid Advance pursuant to Section 2.07(c)) to be made by each Lender as part of such Competitive Bid Borrowing and reject any remaining offers made by Lenders pursuant to Section 2.07(c) by giving the Administrative Agent notice to that effect. Such Borrower shall accept the offers made by any Lender or Lenders to make Competitive Bid Advances in order of the lowest to the highest rates of interest offered by such Lenders. If two or more Lenders have offered the same interest rate, the amount to be borrowed at such interest rate will be allocated among such Lenders in proportion to the maximum amount that each such Lender offered at such interest rate.

If the Borrower proposing such Competitive Bid Borrowing notifies the Administrative Agent that such Competitive Bid Borrowing is canceled pursuant to Section 2.07(d)(i), or if such Borrower fails to give timely notice in accordance with this Section 2.07(d), the Administrative Agent shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made.

(e) Competitive Bid Borrowing. If the Borrower proposing the Competitive Bid Borrowing accepts one or more of the offers made by any Lender or Lenders pursuant to Section 2.07(d)(ii), the Administrative Agent shall in turn promptly notify:

(i) each Lender that has made an offer as described in Section 2.07(c), whether or not any offer or offers made by such Lender pursuant to Section 2.07(c) have been accepted by such Borrower; and

(ii) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, of the date and amount of each Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing.

When each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing has received notice pursuant to Section 2.07(e), such Lender shall, before 11:00 a.m. (New York City time) on the date of such Competitive Bid Borrowing specified in such notice, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administration Agent Account, in same day funds, such Lender’s portion of such Competitive Bid Borrowing. Promptly after receipt by the Administrative Agent of such funds, the Administrative Agent will make such funds available in like funds to such Borrower by remitting such funds to the account specified in the applicable Notice of Competitive Bid Borrowing. Promptly after each Competitive Bid Borrowing, the Administrative Agent will notify each Lender of the amount of the Competitive Bid Borrowing and the final maturity of such Competitive Bid Borrowing.

(f) Irrevocable Notice. If the Borrower proposing such Competitive Bid Borrowing notifies the Administrative Agent that it accepts one or more of the offers made by any Lender or Lenders pursuant to Section 2.07(c), such notice of acceptance shall be irrevocable and binding on such Borrower. Such Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the Notice of Competitive Bid Borrowing for such Competitive Bid Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing when such Competitive Bid Advance, as a result of such failure, is not made on such date.

(g) Amount of Competitive Bid Borrowings; Competitive Bid Notes. Each Competitive Bid Borrowing shall be in an aggregate amount of no less than $50,000,000 or an integral multiple of $1,000,000 in excess thereof and, following the making of each Competitive Bid Borrowing, the aggregate principal amount of Advances then outstanding shall not exceed the aggregate amount of the Commitments of the Lenders. Within the limits and on the conditions set forth in this Section 2.07, any Borrower may from time to time borrow under this Section 2.07, prepay pursuant to Section 2.11 or repay pursuant to Section 2.07(h), and reborrow under this Section 2.07; provided that a Competitive Bid Borrowing shall not be made within two Business Days of the date of any other Competitive Bid Borrowing. The indebtedness of any Borrower resulting from each Competitive Bid Advance made to such Borrower as part of a Competitive Bid Borrowing shall be evidenced by a separate Competitive Bid Note of such Borrower payable to the Lender (or its registered assigns) making such Competitive Bid Advance.

(h) Repayment of Competitive Bid Advances. On the maturity date of each Competitive Bid Advance provided in the Competitive Bid Note evidencing such Competitive Bid Advance, the applicable Borrower shall repay to the Administrative Agent for the account of each Lender that has made a Competitive Bid Advance the then unpaid principal amount of such Competitive Bid Advance. No Borrower shall have any right to prepay any principal amount of any Competitive Bid Advance except on the terms set forth in the Competitive Bid Note evidencing such Competitive Bid Advance.

(i) Interest on Competitive Bid Advances. Each Borrower that has borrowed a Competitive Bid Advance shall pay interest on the unpaid principal amount of such Competitive Bid Advance from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance and on the interest payment date or dates set forth in the Competitive Bid Note evidencing such Competitive Bid Advance. If any principal of or interest on any Competitive Bid Advance payable by a Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, payable in arrears on the date or dates interest is payable on such Competitive Bid Advance, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Competitive Bid Advance under the terms of the Competitive Bid Note evidencing such Competitive Bid Advance unless otherwise agreed in such Competitive Bid Note.

(j) Independent Lender Obligations. The failure of any Lender to make the Competitive Bid Advance to be made by it as part of any Competitive Bid Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Competitive Bid Advance on the date of such Competitive Bid Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Competitive Bid Advance to be made by such other Lender on the date of any Competitive Bid Borrowing.

SECTION 2.08 LIBO Rate Determination.

(a) Methods to Determine LIBO Rate. The Administrative Agent shall determine (which determination shall be conclusive absent manifest error) the LIBO Rate by using the methods described in the definition of the term “LIBO Rate”, and shall give prompt notice to Mondelēz International and the applicable other Borrowers and Lenders of each such LIBO Rate.

(b) Inability to Determine or Inadequate LIBO Rate. If prior to the commencement of any Interest Period for any Borrowing comprised of LIBO Rate Advances or Floating Rate Bid Advances:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate (including because the LIBO Screen Rate is not available or published on a current basis) for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii) the Administrative Agent is advised by the Required Lenders (or, in the case of a Floating Rate Bid Advance, the Lender that is required to make such Advance) that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining such Advances included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof (which may be by telephone) to Mondelēz International and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Mondelēz International and the Lenders that the circumstances giving rise to such notice no longer exist, (A) a request to Convert any affected Pro Rata Advance into a LIBO Rate Advance, or to Convert any affected LIBO Rate Advance into a LIBO Rate Advance for a new Interest Period, shall be ineffective, (B)

unless repaid, any affected LIBO Rate Advance shall be Converted to a Base Rate Advance at the end of the then existing Interest Period therefor, (C) any Notice of Pro Rata Borrowing for the affected LIBO Rate Advances shall be deemed to be a request for Borrowing comprised of Base Rate Advances and (D) any Notice of Competitive Bid Borrowing for the affected Floating Rate Bid Advances shall be ineffective; provided that if the circumstances giving rise to such notice do not affect all the Lenders, requests by the applicable Borrower for Floating Rate Bid Advances may be made to Lenders that are not affected thereby.

(c) (i) Notwithstanding anything to the contrary herein or in any Note, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Note in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or applicable Note and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Note in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or applicable Note so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii) Notwithstanding anything to the contrary herein or in any Note and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Note in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or applicable Note; provided that, this paragraph shall not be effective unless the Administrative Agent has delivered, with the consent of Mondelēz International, to the Lenders (with a copy to Mondelēz International) a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its discretion, subject to the consent of Mondelēz International.

(iii) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any Note, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iv) The Administrative Agent will promptly notify Mondelēz International and the Lenders of (A) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.08(c)(vi) and (E) the commencement or conclusion of any Benchmark Unavailability Period.

(v) Upon receipt by Mondelēz International of notice of the commencement of a Benchmark Unavailability Period, the provisions of clauses (A) through (D) of Section 2.08(b) shall apply as to all LIBO Rate Advances and Floating Rate Bid Advances, mutatis mutandis.

(vi) Notwithstanding anything to the contrary herein or in any Note, at any time (including in connection with the implementation of a Benchmark Replacement), (x) if the then-current Benchmark is a term rate (including Term SOFR or LIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (y) if a tenor that was removed pursuant to clause (x) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(vii) Any determination, decision or election that may be made by the Administrative Agent, Mondelēz International or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.08(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.08(c).

SECTION 2.09 Fees.

(a) Facility Fee. Mondelēz International agrees to pay to the Administrative Agent, in Dollars, for the account of each Lender a facility fee (the “Facility Fee”), which shall accrue at the Applicable Facility Fee Rate, on the aggregate daily amount of the Commitment of such Lender (whether drawn or undrawn) from the Effective Date until the Termination Date; provided that, if any Lender continues to have any Advances (other than Competitive Bid Advances) outstanding after its Commitment terminates (including as a result of Mondelēz International exercising its rights under Section 2.10(b)), then the Facility Fee shall continue to accrue, at the Applicable Facility Fee Rate, on the daily amount of such Lender’s Advances (other than Competitive Bid Advances) outstanding from and including the date on which such Commitment terminates to but excluding the date on which such Lender ceases to have any such Advances outstanding. Accrued Facility Fees shall be payable in arrears on the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Effective Date and on the Termination Date; provided that any Facility Fees accruing on any Lender’s Advances (other than Competitive Bid Advances) outstanding after its Commitment terminates (other than as a result of Mondelēz International exercising its rights under Section 2.10(b)) shall be payable on demand. All Facility Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Term-Out Fee. Mondelēz International agrees to pay to the Administrative Agent, for the account of each Lender, on the Termination Date, a term-out fee (the “Term-Out Fee”) equal to 0.50% of the aggregate principal amount of such Lender’s outstanding Advances that are not repaid on such date.

(c) Other Fees. Mondelēz International shall pay to the Administrative Agent for its own account or for the accounts of the Joint Lead Arrangers or Lenders, as applicable, such fees, and at such times, as shall have been separately agreed between Mondelēz International and the Administrative Agent or the Joint Lead Arrangers.

SECTION 2.10 Termination or Reduction of Commitments and Extension of Termination Date.

(a) Termination or Reduction of Commitments. Mondelēz International shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided that each partial reduction shall be in the aggregate amount of no less than $50,000,000 or the remaining balance if less than $50,000,000; and provided further that the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount that is less than the aggregate principal amount of the Competitive Bid Advances then outstanding. Unless previously terminated, the Commitments shall terminate on the Termination Date.

(b) Extension of Maturity Date. Mondelēz International may, by delivery of a written notice not less than 15 days prior to the Maturity Date to the Administrative Agent (which shall promptly deliver a copy to each Lender), elect to extend the Maturity Date to February 23, 2023 (the “Extended Maturity Date”); provided that any such extension of the Maturity Date shall be subject to the satisfaction, on and as of the Termination Date, of the conditions set forth in Section 3.05.

SECTION 2.11 Optional Prepayments of Pro Rata Advances. Each Borrower may (a) in the case of any LIBO Rate Advance, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York City time) at least three Business Days prior to the date of the proposed prepayment or (b) in the case of any Base Rate Advance, upon notice given to the Administrative Agent not later than 9:00 a.m. (New York City time) on the date of the proposed prepayment, in each case stating the Pro Rata Borrowing to be prepaid and the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Pro Rata Advances comprising part of the same Pro Rata Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of no less than $50,000,000 or the remaining balance if less than $50,000,000 and (ii) in the event of any such prepayment of a LIBO Rate Advance, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(b).

SECTION 2.12 Increased Costs.

(a) Costs from Change in Law or Authorities. If, due to either (i) the introduction or taking effect after the date hereof of any law or regulation, or any change (other than any change by way of imposition or increase of reserve requirements to the extent such change is included in the Eurocurrency Rate Reserve Percentage) after the date hereof in, or in the interpretation, application or administration of, any law or regulation or (ii) the compliance with any guideline, rule, directive or request promulgated after the date hereof from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Advances (excluding for purposes of this Section 2.12 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.15 shall govern), (ii) taxes referred to in Section 2.15(a)(i), 2.15(a)(ii), 2.15(a)(iii), 2.15(a)(iv), 2.15(a)(v) or 2.15(a)(vi) or (iii) any other taxes (other than taxes imposed on a Lender’s loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto)), then Mondelēz International shall within 20 Business Days after receipt by any Borrower of demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost submitted to Mondelēz International and the Administrative Agent by such Lender shall be conclusive and binding upon all parties hereto for all purposes, absent manifest error.

(b) Reduction in Lender’s Rate of Return. In the event that, after the date hereof, the implementation or taking effect of or any change in any law or regulation, or any guideline, rule, directive or request (whether or not having the force of law) or the interpretation, application or administration thereof by any Governmental Authority charged with the administration thereof, imposes, modifies or deems applicable any capital adequacy, liquidity or similar requirement (including, without limitation, a request or requirement which affects the manner in which any Lender or its parent company allocates capital resources to its Commitments and its other obligations hereunder) and as a result thereof, in the sole opinion of such Lender, the rate of return on such Lender’s or its parent company’s capital as a consequence of its obligations hereunder is reduced to a level below that which such Lender could have achieved but for such circumstances (taking into consideration such Lender’s policies and the policies of such Lender’s parent company with respect to capital adequacy, liquidity or similar requirements), then in each such case, upon demand from time to time Mondelēz International shall pay to such Lender, within 20 Business Days after receipt by Mondelēz International of demand by such Lender (with a copy of such demand to the Administrative Agent), such additional amount or amounts as shall compensate such Lender for such reduction in rate of return. A certificate of such Lender as to any such additional amount or amounts shall be conclusive and binding for all purposes, absent manifest error. Except as provided below, in determining any such amount or amounts each Lender may use any reasonable averaging and attribution methods. Notwithstanding the foregoing, each Lender shall take all reasonable actions to avoid the imposition of, or reduce the amounts of, such increased costs, provided that such actions, in the reasonable judgment of such Lender, will not be otherwise disadvantageous to such Lender and, to the extent possible, each Lender will calculate such increased costs based upon the capital requirements for its Advances and unused Commitment here-under and not upon the average or general capital requirements imposed upon such Lender.

(c) Dodd-Frank Wall Street Reform and Consumer Protection Act; Basel III. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case be deemed to be a change in law or regulation after the date hereof regardless of the date enacted, adopted or issued.

(d) Requests for Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender pursuant to this Section 2.12 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the applicable Borrower or Mondelēz International of the circumstances giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the circumstances giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13 Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in, or in the interpretation of, any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make LIBO Rate Advances or Floating Rate Bid Advances or to fund or maintain LIBO Rate Advances or Floating Rate Bid Advances, (a) each LIBO Rate Advance or Floating Rate Bid Advance, as the case may be, of such Lender will automatically, upon such demand, be Converted into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.04(a)(i), as the case may be, (b)

the obligation of the Lenders to make LIBO Rate Advances or the applicable Floating Rate Bid Advances or to Convert Base Rate Advances into LIBO Rate Advances shall be suspended and (c) if such notice asserts the illegality of such Lender making or maintaining Base Rate Advances the interest rate on which is determined by reference to the LIBO Rate component of the Base Rate, the interest rate on such Base Rate Advances shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Base Rate, in each case, until the Administrative Agent shall notify Mondelēz International and the Lenders that the circumstances causing such suspension no longer exist, in each case, subject to Section 9.04(b) hereof; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurocurrency Lending Office if the making of such a designation would allow such Lender or its Eurocurrency Lending Office to continue to perform its obligations to make LIBO Rate Advances or Floating Rate Bid Advances or to continue to fund or maintain LIBO Rate Advances or Floating Rate Bid Advances, as the case may be, and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.14 Payments and Computations.

(a) Time and Distribution of Payments. Mondelēz International and each other Borrower shall make each payment hereunder, without set-off or counterclaim, not later than 11:00 a.m. (New York City time) on the day when due to the Administrative Agent at the Administrative Agent Account in same day funds, except that payments pursuant to Sections 2.12, 2.15 and 9.04 shall be made directly to the Persons entitled thereto. The Administrative Agent will distribute, in like funds, any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. From and after the effective date of an Assignment and Assumption pursuant to Section 9.07, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. All payments hereunder of principal or interest in respect of any Advance shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) Computation of Interest and Fees. All computations of interest based on the Prime Rate shall be made by the Administrative Agent on the basis of a year of 365 days (or 366 days in a leap year). All computations of interest based on the LIBO Rate or the NYFRB Rate and of Facility Fees shall be made by the Administrative Agent and all computations of interest pursuant to Section 2.05 shall be made by the applicable Lender, in each case on the basis of a year of 360 days. All computations of interest in respect of Competitive Bid Advances shall be made by the Administrative Agent on the basis of a year of 360 days in the case of Floating Rate Bid Advances and on the basis of a year of 365 or 366 days in the case of Fixed Rate Bid Advances. Computations of interest or Facility Fees shall in each case be made for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Facility Fees are payable. Each determination by the Administrative Agent (or, in the case of Section 2.05, by the applicable Lender) of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Payment Due Dates. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or Facility Fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of LIBO Rate Advances or Floating Rate Bid Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(d) Presumption of Borrower Payment. Unless the Administrative Agent receives notice from any Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower has not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the higher of (i) the NYFRB Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.15 Taxes.

(a) Except as required by law, any and all payments by each Borrower and Mondelēz International hereunder or under any Note shall be made, in accordance with Section 2.14, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, in each case, imposed by any Governmental Authority (including penalties, interest and additions to taxes) with respect thereto, excluding, (i) in the case of each Lender and the Administrative Agent, taxes imposed on or measured by its net income, and franchise taxes and branch profits taxes imposed on it, in each case, as a result of such Lender or the Administrative Agent (as the case may be) being organized under the laws of the taxing jurisdiction, (ii) in the case of each Lender, taxes imposed on or measured by its net income, and franchise taxes and branch profits taxes imposed on it, in each case, as a result of such Lender having its Applicable Lending Office in the taxing jurisdiction, (iii) in the case of each Lender and the Administrative Agent, taxes imposed on or measured by its net income, franchise taxes and branch profits taxes imposed on it, and any tax imposed by means of withholding, in each case, to the extent such tax is imposed solely as a result of a present or former connection (other than a connection arising from such Lender or the Administrative Agent having executed, delivered, enforced, become a party to, performed its obligations, received payments, received or perfected a security interest under, and/or engaged in any other transaction pursuant to this Agreement or a Note) between such Lender or the Administrative Agent, as the case may be, and the taxing jurisdiction, (iv) in the case of each Lender and the Administrative Agent, any U.S. federal withholding taxes imposed pursuant to FATCA, (v) in the case of each Lender and the Administrative Agent, any Home Jurisdiction U.S. Withholding Tax to the extent that such tax is imposed with respect to any payments pursuant to any law in effect at the time such Lender or the Administrative Agent becomes a party hereto (or, if later with respect to an applicable interest in an Advance, the date such applicable interest is acquired) or changes its Applicable Lending Office, except (A) to the extent of the additional amounts in respect of such taxes under this Section 2.15 to which such Lender’s assignor (if any) or such Lender’s prior Applicable Lending Office (if any) was entitled, immediately prior to such assignment or change in its Applicable Lending Office or (B) if such Lender becomes a party hereto pursuant to an Assignment and Assumption upon the demand of Mondelēz International, and (vi) taxes attributable to a Lender’s or the Administrative Agent’s (as applicable) failure to comply with Sections 2.15(e), 2.15(f) and 2.15(g) (all such taxes, levies, imposts, deductions, charges or withholdings in respect of payments by each Borrower and Mondelēz International hereunder or under any Note, other than taxes referred to in this Section 2.15(a)(i), 2.15(a)(ii), 2.15(a)(iii), 2.15(a)(iv), 2.15(a)(v) or 2.15(a)(vi), are referred to herein as “Taxes”). If any applicable withholding agent shall be required by law to deduct any Taxes or other taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (x) the sum payable by Mondelēz International or the applicable Borrower shall be increased as may be necessary so that after all required deductions for Taxes (including deductions for

Taxes applicable to additional sums payable under this Section 2.15) have been made, such Lender (or the Administrative Agent where the Administrative Agent receives payments for its own account) receives an amount equal to the sum it would have received had no such deductions for Taxes been made, (y) the applicable withholding agent shall make such deductions and (z) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Borrower or Mondelēz International shall pay any present or future stamp, court or documentary taxes, intangible, recording, filing or similar taxes (other than, for the avoidance of doubt, Taxes, or taxes referred to in Sections 2.15(a)(i) to 2.15(a)(vi)) that arise from any payment made hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or a Note other than any such taxes imposed by reason of an Assignment and Assumption (other than an Assignment and Assumption executed pursuant to Section 9.07(h)) (hereinafter referred to as “Other Taxes”).

(c) Each Borrower and Mondelēz International shall indemnify each Lender and the Administrative Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15) payable by such Lender or the Administrative Agent (as the case may be), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be), makes written demand therefor.

(d) As soon as practicable after the date of any payment of Taxes or Other Taxes, the applicable Borrower or Mondelēz International shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, shall provide each of the Administrative Agent, Mondelēz International and each applicable Borrower with any form or certificate that is required by any U.S. federal taxing authority to certify such Lender’s entitlement to any applicable exemption from or reduction in, Home Jurisdiction U.S. Withholding Tax in respect of any payments hereunder or under any Note (including, if applicable, two original Internal Revenue Service Forms W-9, W-8BEN, W-8BEN-E or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service or to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or participating Lender granting a participation in accordance with the provisions of Section 9.07(e)), two original Internal Revenue Service Forms W-8IMY, accompanied by any applicable certification documents from each beneficial owner) and any other documentation reasonably requested by Mondelēz International, the applicable Borrower or the Administrative Agent. Thereafter, each such Lender shall provide additional forms or certificates (i) to the extent a form or certificate previously provided has become inaccurate or invalid or has otherwise ceased to be effective or (ii) as requested in writing by Mondelēz International, the Administrative Agent or such Borrower or, if such Lender no longer qualifies for the applicable exemption from or reduction in, Home Jurisdiction U.S. Withholding Tax, promptly notify the Administrative Agent and Mondelēz International or such Borrower of its inability to do so. Unless such Borrower, Mondelēz International and the Administrative Agent have received forms or other documents from each Lender satisfactory to them indicating that payments hereunder or under any Note are not subject to Home Jurisdiction U.S. Withholding Taxes or are subject to Home Jurisdiction U.S. Withholding Taxes at a rate reduced by an applicable tax treaty, such Borrower, Mondelēz International or the Administrative Agent shall withhold such Home Jurisdiction U.S. Withholding Taxes from such payments at the applicable statutory rate as required by law in the case of payments to or for such Lender and such Borrower or Mondelēz International shall pay additional amounts to the extent required by paragraph (a) of this Section 2.15 (subject to the exceptions contained in this Section 2.15). Without limiting the generality of the foregoing, and notwithstanding anything to the contrary, any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, shall provide the Administrative Agent, and any such Lender and the Administrative Agent shall provide to each of Mondelēz International and each applicable Borrower, on or about the date on which such Person becomes a party or a Lender under this Agreement (and from time to time thereafter upon reasonable request of Mondelēz International) executed copies of IRS Form W-9 certifying that such Lender or Administrative Agent, as the case may be, is exempt from U.S. federal backup withholding tax.

(f) If a payment made to a Lender hereunder or under any Note would be subject to U.S. federal withholding tax imposed pursuant to FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall provide each of the Administrative Agent, Mondelēz International and each applicable Borrower, at the time or times prescribed by law and as reasonably requested by the Administrative Agent, Mondelēz International or the applicable Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Administrative Agent, Mondelēz International or the applicable Borrower as may be necessary for the Administrative Agent, Mondelēz International or the applicable Borrower to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA and the amount, if any, to deduct and withhold from such payment. Thereafter, each such Lender shall provide additional documentation (i) to the extent documentation previously provided has become inaccurate or invalid or has otherwise ceased to be effective or (ii) as reasonably requested by the Administrative Agent, Mondelēz International or the applicable Borrower. Solely for purposes of this paragraph (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) In the event that a Designated Subsidiary is a Foreign Subsidiary of Mondelēz International, each Lender shall promptly complete and deliver to such Borrower and the Administrative Agent, or, at their request, to the applicable taxing authority, so long as such Lender is legally eligible to do so, any certificate or form reasonably requested in writing by such Borrower or the Administrative Agent and required by applicable law in order to secure any applicable exemption from, or reduction in the rate of, deduction or withholding of the applicable Home Jurisdiction Non-U.S. Withholding Taxes.

(h) Any Lender claiming any additional amounts payable pursuant to this Section 2.15 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to select or change the jurisdiction of its Applicable Lending Office if the making of such a selection or change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender be otherwise materially economically disadvantageous to such Lender.

(i) Each Lender hereby authorizes the Administrative Agent to deliver to a Borrower and Mondelēz International and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to paragraph (e), (f) or (g) of this Section 2.15.

(j) If any Lender or the Administrative Agent, as the case may be, obtains a refund of any Tax or Other Tax for which payment has been made pursuant to this Section 2.15, or, in lieu of obtaining such refund, such Lender or the Administrative Agent applies the amount that would otherwise have been refunded as a credit against payment of a liability in respect of taxes, which refund or credit in the good faith judgment of such Lender or the Administrative Agent, as the case may be, (and without any obligation to disclose its tax records) is allocable to such payment made under this Section 2.15, the amount of such refund or credit (together with any interest received thereon and reduced by reasonable out-of-pocket costs incurred in obtaining such refund or credit and by any applicable taxes) promptly shall be paid to the applicable Borrower to the extent payment has been made in full by such Borrower pursuant to this Section 2.15.

SECTION 2.16 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on the Pro Rata Advances owing to it in excess of its ratable share of payments on account of the principal of or interest on the Pro Rata Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders (for cash at face value) such participations in the Pro Rata Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with the Lenders in accordance with the aggregate amount of principal of and accrued interest on their respective Pro Rata Advances; provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered and (b) the provisions of this Section 2.16 shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time), including Sections 2.13, 9.07(h) and 9.08, or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Pro Rata Advances to any Person that is an Eligible Assignee (as such term is defined from time to time). Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

SECTION 2.17 Evidence of Debt.

(a) Lender Records; Pro Rata Notes. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Pro Rata Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Pro Rata Advances. Each Borrower shall, upon notice by any Lender to such Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Pro Rata Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Pro Rata Advances owing to, or to be made by, such Lender, promptly execute and deliver to such Lender a Pro Rata Note payable to such Lender (or its registered assigns) in a principal amount up to the Commitment (or, if greater, the aggregate outstanding principal amount of the Pro Rata Advances to such Borrower) of such Lender.

(b) Record of Borrowings, Payables and Payments. The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded as follows:

(i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto;

(ii) the terms of each Assignment and Assumption delivered to and accepted by it;

(iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and the Maturity Date applicable thereto; and

(iv) the amount of any sum received by the Administrative Agent from the Borrowers hereunder and each Lender’s share thereof.

(c) Evidence of Payment Obligations. Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.17(b), and by each Lender in its account or accounts pursuant to Section 2.17(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that, subject to Section 9.07(d), the failure of a Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement or any Note.

SECTION 2.18 [Reserved].

SECTION 2.19 Use of Proceeds. The proceeds of the Advances shall be available (and each Borrower agrees that it shall use such proceeds) for general corporate purposes of Mondelēz International and its Subsidiaries.

SECTION 2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply:

(a) the Facility Fee shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.09(a); and

(b) the Commitment and Advances of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or modification of this Agreement pursuant to Section 9.01); provided that any amendment, waiver or modification of a type described in clause (a), (b) or (c) of the first proviso in Section 9.01 shall require the consent of such Defaulting Lender to the extent otherwise required in accordance with the terms thereof.

In the event that each of the Administrative Agent and Mondelēz International agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then such Lender shall purchase at par such of the Pro Rata Advances of the other Lenders (together with any break funding incurred by such other Lenders as a result of such purchase) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Pro Rata Advances in accordance with its pro rata portion of the total Commitments and clauses (a) and (b) above shall cease to apply (it being agreed that such Defaulting Lender shall not be entitled to receive any Facility Fee that, in accordance with clause (a) above, shall have ceased to accrue during the period when it was a Defaulting Lender, and all amendments, waivers or modifications effected without its consent in accordance with the provisions of clause (b) above during such period shall be binding on it).

ARTICLE III

Conditions to Effectiveness, Lending and Extension of Maturity Date

SECTION 3.01 Conditions Precedent to Effectiveness. This Agreement and the obligations of the Lenders to make Advances hereunder shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied, or waived in accordance with Section 9.01:

(a) The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) On the Effective Date, the following statements shall be true and the Administrative Agent shall have received a certificate signed by a duly authorized officer of Mondelēz International, dated the Effective Date, stating that:

(i) the representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii) no Default or Event of Default has occurred and is continuing on and as of the Effective Date.

(c) The Administrative Agent shall have received the following, each dated such day, in form and substance satisfactory to the Administrative Agent:

(i) A certificate of the Secretary or an Assistant Secretary of Mondelēz International certifying the names and true signatures of the officers of Mondelēz International authorized to sign this Agreement and the other documents to be delivered hereunder and attaching copies of the organizational documents of Mondelēz International and copy of the resolutions of the Board of Directors of Mondelēz International approving this Agreement and certifying such copies as true, complete and correct.

(ii) A certificate issued as of a recent date by the Clerk of the State Corporation Commission of the Commonwealth of Virginia, as to the due existence and good standing of Mondelēz International.

(iii) Opinions with respect to this Agreement and the transactions contemplated thereby of (A) Gibson, Dunn & Crutcher LLP, special New York counsel to Mondelēz International, (B) Hunton Andrews Kurth LLP, special Virginia counsel to Mondelēz International, and (C) internal counsel for Mondelēz International, in each case, dated the Effective Date, addressed to the Administrative Agent and the Lenders and reasonably satisfactory to the Administrative Agent.

(iv) A certificate of the chief financial officer or treasurer of Mondelēz International certifying that as of December 31, 2020, (A) the aggregate amount of Debt, payment of which is secured by any Lien referred to in clause (iii) of Section 5.02(a), does not exceed $400,000,000, and (B) the aggregate amount of Debt, payment of which is secured by any Lien referred to in clause (iv) of Section 5.02(a), does not exceed $200,000,000.

(d) The Agents and the Lenders shall have received payment in full in cash of all fees and expenses due to them pursuant to the Fee Letter (including the reasonable fees and out-of-pocket disbursements of Cravath, Swaine & Moore LLP, as counsel to the Administrative Agent).

(e) The Administrative Agent and the Lenders shall have received from Mondelēz International, in form and substance satisfactory to the Administrative Agent or such Lenders, as applicable, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that has been reasonably requested by the Administrative Agent and the Lenders.

The Administrative Agent shall notify Mondelēz International and the Initial Lenders of the date which is the Effective Date upon satisfaction or waiver of all of the conditions precedent set forth in this Section 3.01. For purposes of determining compliance with the conditions specified in this Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that Mondelēz International, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto.

SECTION 3.02 Initial Advance to Each Designated Subsidiary. The obligation of each Lender to make an initial Advance to any Designated Subsidiary following any designation of such Designated Subsidiary as a Borrower hereunder pursuant to Section 9.08 is subject to the receipt by the Administrative Agent on or before such date of designation of each of the following, in form and substance satisfactory to the Administrative Agent and, except as otherwise provided below, dated such date of designation, and in sufficient copies for each Lender:

(a) Certified copies of the resolutions of the board of directors or other appropriate governing body (or of the appropriate committee thereof) of such Designated Subsidiary (with a certified English translation if the original thereof is not in English) approving the Designation Agreement and this Agreement and authorizing the execution and delivery of the Designation Agreement and the performance of the Designation Agreement and this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Designation Agreement and this Agreement.

(b) A certificate of a proper officer of such Designated Subsidiary certifying the names and true signatures of the officers of such Designated Subsidiary authorized to sign the Designation Agreement and the other documents to be delivered hereunder or thereunder and attaching copies of the organizational documents of such Designated Subsidiary and certifying such copies as true, complete and correct.

(c) To the extent applicable and available in the relevant jurisdiction, a certificate issued as of a recent date prior to the date of such designation by the Secretary of State or other appropriate Governmental Authority of the jurisdiction of formation of such Designated Subsidiary as to the due existence and good standing of such Designated Subsidiary.

(d) A certificate signed by a duly authorized officer of the Designated Subsidiary certifying that such Designated Subsidiary shall have obtained all governmental and third party authorizations, consents, approvals (including exchange control approvals) and licenses required under applicable laws and regulations necessary for such Designated Subsidiary to execute and deliver the Designation Agreement and to perform its Obligations hereunder and thereunder.

(e) The Designation Agreement of such Designated Subsidiary, substantially in the form of Exhibit D hereto.

(f) A favorable opinion of counsel (which may be in-house counsel) to such Designated Subsidiary, covering, to the extent customary and appropriate for the relevant jurisdiction, the opinions outlined on Exhibit E hereto.

(g) (i) All information relating to any such Designated Subsidiary reasonably requested by any Lender through the Administrative Agent not later than five Business Days after such Lender shall have been notified of the designation of such Designated Subsidiary under Section 9.08 in order to allow such Lender to comply with “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, or any similar rules or regulations under applicable foreign laws, and (ii) to the extent such Designated Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Designated Subsidiary to the extent reasonably requested by any Lender through the Administrative Agent not later than five Business Days after such Lender shall have been notified of the designation of such Designated Subsidiary under Section 9.08.

SECTION 3.03 Conditions Precedent to Each Pro Rata Borrowing. The obligation of each Lender to make a Pro Rata Advance on the occasion of each Pro Rata Borrowing shall be subject to the conditions precedent that the Effective Date shall have occurred (and, in the case of any Pro Rata Borrowing for the account of a Designated Subsidiary, the conditions set forth in Section 3.02 with respect to such Designated Subsidiary shall have been satisfied) and on the date of such Pro Rata Borrowing the following statements shall be true, and the acceptance by the applicable Borrower of the proceeds of such Pro Rata Borrowing shall be a representation by the applicable Borrower that:

(a) the representations and warranties contained in Section 4.01 (except the representations set forth in the last sentence of subsection (e) and in subsection (f) thereof (other than clause (i) thereof)) are correct on and as of the date of such Pro Rata Borrowing, before and after giving effect to such Pro Rata Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and, if such Pro Rata Borrowing shall have been requested by a Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Agreement are correct on and as of the date of such Pro Rata Borrowing, before and after giving effect to such Pro Rata Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(b) before and after giving effect to the application of the proceeds of all Borrowings on such date (together with any other resources of the Borrowers applied together therewith), no Default or Event of Default has occurred and is continuing or would result from such Pro Rata Borrowing.

SECTION 3.04 Conditions Precedent to Each Competitive Bid Borrowing. The obligation of each Lender that is to make a Competitive Bid Advance on the occasion of a Competitive Bid Borrowing shall be subject to the conditions precedent that (a) the Administrative Agent shall have received the written confirmatory Notice of Competitive Bid Borrowing with respect thereto, (b) on or before the date of such Competitive Bid Borrowing, but prior to such Competitive Bid Borrowing, the Administrative Agent shall have received a Competitive Bid Note payable to such Lender (or its registered assigns) for each of the one or more Competitive Bid Advances to be made by such Lender as part of such Competitive Bid Borrowing, in a principal amount equal to the principal amount of the Competitive Bid Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Competitive Bid Advance in accordance with Section 2.07, and (c) on the date of such Competitive Bid Borrowing the following statements shall be true, and the acceptance by the applicable Borrower of the proceeds of such Competitive Bid Borrowing shall be a representation by the applicable Borrower that:

(i) the representations and warranties contained in Section 4.01 (except the representations set forth in the last sentence of subsection (e) and in subsection (f) thereof (other than clause (i) thereof)) are correct on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and, if such Competitive Bid Borrowing shall have been requested by a Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Agreement are correct on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(ii) before and after giving effect to the application of the proceeds of all Borrowings on such date (together with any other resources of the Borrowers applied together therewith), no Default or Event of Default has occurred and is continuing or would result from such Competitive Bid Borrowing.

SECTION 3.05 Conditions Precedent to the Extension of the Maturity Date. The extension of the Maturity Date pursuant to Section 2.10(b) shall be subject to the satisfaction, as of the Termination Date, of the following conditions:

(a) the representations and warranties contained in Section 4.01 (except the representations set forth in the last sentence of subsection (e) and in subsection (f) thereof (other than clause (i) thereof)) and, with respect to any Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Agreement, in each case, are correct on and as of such date, as though made on and as of such date, before and after giving effect to the extension of the Maturity Date;

(b) immediately before and immediately after giving effect to the extension of the Maturity Date, no Default or Event of Default has occurred and is continuing or would result from such extension;

(c) Mondelēz International shall have delivered to the Administrative Agent on or prior to the Termination Date (i) a certified copy of resolutions of the Board of Directors of each Borrower authorizing the extension of the Maturity Date and the continued performance by the Borrowers hereunder through the Extended Maturity Date and (ii) a certificate confirming the satisfaction of the conditions in the preceding subsections (a) and (b), dated the Termination Date and executed by the chief financial officer of Mondelēz International; and

(d) the Administrative Agent shall have received the Term-Out Fee for the account of each Lender pursuant to Section 2.09(b).

ARTICLE IV

Representations and Warranties

SECTION 4.01 Representations and Warranties of Mondelēz International. Mondelēz International represents and warrants as to itself and, as applicable, its Subsidiaries as follows:

(a) Mondelēz International is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

(b) The execution, delivery and performance of this Agreement and the Notes to be delivered by Mondelēz International are within the corporate powers of Mondelēz International, have been duly authorized by all necessary corporate action on the part of Mondelēz International and do not contravene (i) the charter or by-laws of Mondelēz International or (ii) in any material respect, any law, rule, regulation or order of any court or other Governmental Authority or any contractual restriction binding on Mondelēz International.

(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by Mondelēz International of this Agreement or the Notes to be delivered by it.

(d) This Agreement is, and each of the Notes to be delivered by Mondelēz International when delivered hereunder will be, a legal, valid and binding obligation of Mondelēz International enforceable against Mondelēz International in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(e) As reported in Mondelēz International’s Annual Report on Form 10-K for the year ended December 31, 2020, the consolidated balance sheet of Mondelēz International and its Subsidiaries as of December 31, 2020 and the consolidated statements of earnings and cash flows of Mondelēz International and its Subsidiaries for the year then ended fairly present, in all material respects, the consolidated financial position of Mondelēz International and its Subsidiaries as at such date and the consolidated results of the operations and cash flows of Mondelēz International and its Subsidiaries for the year ended on such date, all in accordance with accounting principles generally accepted in the United States. Except as disclosed in Mondelēz International’s Annual Report on Form 10-K for the year ended December 31, 2020, or in any Current Report on Form 8-K filed with the Commission subsequent to December 31, 2020, but prior to the Effective Date, or any amendment to the foregoing filed with the Commission subsequent to December 31, 2020, but prior to the Effective Date, since December 31, 2020, there has been no material adverse change in the financial condition or operations of Mondelēz International and its Subsidiaries, taken as a whole.

(f) There is no action or proceeding pending or, to the knowledge of Mondelēz International, threatened against Mondelēz International or any of its Subsidiaries before any court or other Governmental Authority or arbitrator (a “Proceeding”) (i) that purports to affect the legality, validity or enforceability of this Agreement or (ii) except for Proceedings disclosed in Mondelēz International’s Annual Report on Form 10-K for the year ended December 31, 2020, or in any Current Report on Form 8-K filed with the Commission subsequent to December 31, 2020, but prior to the Effective Date, or any amendment to the foregoing filed with the Commission subsequent to December 31, 2020, but prior to the Effective Date, or, with respect to Proceedings commenced after the date of the most recent such document but prior to the Effective Date, a certificate, if any, delivered to the Lenders prior to the Effective Date, that may materially adversely affect the financial condition or results of operations of Mondelēz International and its Subsidiaries taken as a whole.

(g) Mondelēz International owns directly or indirectly 100% of the capital stock (or similar equity interests) of each other Borrower.

(h) None of the proceeds of any Advance will be used, directly or indirectly, for any purpose that would result in a violation of Regulation U.

(i) Mondelēz International has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by Mondelēz International and each of its Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as such) with the FCPA and other applicable Anti-Corruption Laws and applicable Sanctions. None of (i) Mondelēz International or any of its Subsidiaries or (ii) to the knowledge of Mondelēz International, any director, officer, employee or Borrower Agent of Mondelēz International or its Subsidiaries, is a Sanctioned Person.

(j) No Borrower is an EEA Financial Institution.

(k) No Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

ARTICLE V

Covenants of Mondelēz International

SECTION 5.01 Affirmative Covenants. Commencing on the Effective Date and for as long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, Mondelēz International will:

(a) Compliance with Laws, Etc. Comply, and cause each Major Subsidiary to comply, in all material respects, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, complying with ERISA and paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith), noncompliance with which would materially adversely affect the financial condition or operations of Mondelēz International and its Subsidiaries, taken as a whole.

(b) Maintenance of Total Shareholders’ Equity. Maintain Total Shareholders’ Equity of not less than the Minimum Shareholders’ Equity.

(c) Reporting Requirements. Furnish to the Lenders:

(i) as soon as available and in any event within 5 days after the due date for Mondelēz International to have filed its Quarterly Report on Form 10-Q with the Commission for the first three quarters of each fiscal year, an unaudited interim condensed consolidated balance sheet of Mondelēz International and its Subsidiaries as of the end of such quarter and unaudited interim condensed consolidated statements of earnings and cash flows of Mondelēz International and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter and, in the case of such statement of earnings for such fiscal quarter, certified by the chief financial officer of Mondelēz International;

(ii) as soon as available and in any event within 15 days after the due date for Mondelēz International to have filed its Annual Report on Form 10-K with the Commission for each fiscal year, a copy of the consolidated financial statements for such year for Mondelēz International and its Subsidiaries, audited by PricewaterhouseCoopers LLP (or other independent auditors which, as of the date of this Agreement, are one of the “big four” accounting firms);

(iii) all reports which Mondelēz International sends to any of its shareholders, and copies of all reports on Form 8-K (or any successor forms adopted by the Commission) which Mondelēz International files with the Commission;

(iv) as soon as possible and in any event within five days after any officer of Mondelēz International obtains knowledge of the occurrence of each Default or Event of Default continuing on the date of such statement, a statement of the chief financial officer or treasurer of Mondelēz International setting forth details of such Default or Event of Default and the action which Mondelēz International has taken and proposes to take with respect thereto; and

(v) promptly after such request, (A) such other information respecting the condition or operations, financial or otherwise, of Mondelēz International or any Major Subsidiary as any Lender through the Administrative Agent may from time to time reasonably request and (B) all documentation and other information that any Lender may from time to time reasonably request in order to comply with ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

In lieu of furnishing the Lenders the items referred to in clauses (i), (ii) and (iii) above, Mondelēz International may make such items publicly available on the Internet at www.mondelezinternational.com, www.sec.gov or another website identified by Mondelēz International to the Administrative Agent (which website includes an option to subscribe to a free service alerting subscribers by email of new Commission filings) or any successor or replacement website thereof, or by similar electronic means.

(d) Ranking. Cause each Advance made to Mondelēz International and each Guaranty by Mondelēz International of an Advance made to another Borrower hereunder at all times to constitute senior Debt of Mondelēz International ranking equally in right of payment with all existing and future senior Debt of Mondelēz International and senior in right of payment to all existing and future subordinated Debt of Mondelēz International.

(e) Anti-Corruption Laws and Sanctions. Maintain in effect policies and procedures reasonably designed to promote that no Borrowing will be made, and not use the proceeds of any Borrowing (or permit the proceeds of any Borrowing to be used), (i) for the purpose of funding payments to any officer or employee of a Governmental Authority or of a Person controlled by a Governmental Authority, to any Person acting in an official capacity for or on behalf of any Governmental Authority or Person controlled by a Governmental Authority, or to any political party, official of a political party, or candidate for political office, in each case in violation of the FCPA, (ii) for the purpose of funding payments in violation of other applicable Anti-Corruption Laws, (iii) for the purpose of financing the activities of any Sanctioned Person or, unless authorized by Sanctions, in any Sanctioned Country or (iv) in any manner that would result in the violation of applicable Sanctions by any party hereto.

SECTION 5.02 Negative Covenants. Commencing on the Effective Date and for as long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, Mondelēz International will not:

(a) Liens, Etc. Create or suffer to exist, or permit any Major Subsidiary to create or suffer to exist, any lien, security interest or other charge or encumbrance (other than operating leases and licensed intellectual property), or any other type of preferential arrangement (“Liens”), upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any Major Subsidiary to assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, other than:

(i) Liens upon or in property acquired or held by it or any Major Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property;

(ii) Liens existing on property at the time of its acquisition (other than any such Lien created in contemplation of such acquisition);

(iii) Liens existing on the date hereof securing Debt;

(iv) Liens on property financed through the issuance of industrial revenue bonds in favor of the holders of such bonds or any agent or trustee therefor;

(v) Liens existing on property of any Person acquired by Mondelēz International or any Major Subsidiary (other than any such Liens created in contemplation of such acquisition);

(vi) Liens securing Debt in an aggregate amount not in excess of 15% of Consolidated Tangible Assets;

(vii) Liens upon or with respect to Margin Stock;

(viii) Liens in favor of Mondelēz International or any Major Subsidiary;

(ix) precautionary Liens provided by Mondelēz International or any Major Subsidiary in connection with the sale, assignment, transfer or other disposition of assets by Mondelēz International or such Major Subsidiary which transaction is determined by the Board of Directors of Mondelēz International or such Major Subsidiary to constitute a “sale” under accounting principles generally accepted in the United States; and

(x) any extension, renewal or replacement of the Liens referred to in clause (i), (ii), (iii), (iv) or (v) above, provided that (A) such Lien does not extend to any additional assets (other than a substitution of like assets) and (B) the amount of Debt secured by any such Lien is not increased.

(b) Mergers, Etc. Consolidate with or merge into (or permit any Designated Subsidiary to consolidate or merge into), or convey or transfer, or permit one or more of its Subsidiaries to convey or transfer, the properties and assets of Mondelēz International and its Subsidiaries substantially as an entirety to, any Person unless (i) immediately before and after giving effect thereto, no Default or Event of Default would exist and (ii)(A) in the case of any merger or consolidation to which Mondelēz International is a party, the surviving Person (if not Mondelēz International) is a corporation organized and existing under the laws of the United States of America or any State thereof or the District of Columbia and assumes all of Mondelēz International’s obligations under this Agreement (including, without limitation, the obligations set forth in Article VIII) and the Notes to which it is a party, in each case, by the execution and delivery of an instrument or instruments in form and substance reasonably satisfactory to the Administrative Agent and (B) in the case of any merger or consolidation to which a Designated Subsidiary is a party, unless, substantially concurrently with the consummation thereof, such Designated Subsidiary shall cease to be a Designated Subsidiary in accordance with Section 9.08(b), the surviving Person (if not such Designated Subsidiary) assumes all obligations of such Designated Subsidiary under this Agreement, its Designation Agreement and the Notes to which it is a party, in each case, by the execution and delivery of an instrument or instruments in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VI

Events of Default

SECTION 6.01 Events of Default. Each of the following events shall constitute an “Event of Default”:

(a) Mondelēz International or any other Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or Mondelēz International or any other Borrower shall fail to pay interest on any Advance, or Mondelēz International shall fail to pay any fees payable under Section 2.09, within 10 days after the same becomes due and payable (or after notice from the Administrative Agent in the case of fees referred to in Section 2.09(b));

(b) Any representation or warranty made or deemed to have been made by Mondelēz International or any other Borrower herein or by Mondelēz International or any other Borrower (or any of their respective officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed to have been made;

(c) Mondelēz International or any other Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.01(b), 5.01(c)(iv) or 5.02(b), (ii) any term, covenant or agreement contained in Section 5.02(a) if such failure shall remain unremedied for 15 days after written notice thereof shall have been given to Mondelēz International by the Administrative Agent or any Lender or (iii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to Mondelēz International by the Administrative Agent or any Lender;

(d) Mondelēz International, any other Borrower or any Major Subsidiary shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $200,000,000 in the aggregate (but excluding Debt arising under this Agreement) of Mondelēz International, such other Borrower or such Major Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt unless adequate provision for any such payment has been made in form and substance satisfactory to the Required Lenders; or any Debt of Mondelēz International, any other Borrower or any Major Subsidiary which is outstanding in a principal amount of at least $200,000,000 in the aggregate (but excluding Debt arising under this Agreement) shall be declared to be due and payable, or required to be prepaid (other than by a scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof as a result of a breach by Mondelēz International, such other Borrower or such Major Subsidiary (as the case may be) of the agreement or instrument relating to such Debt unless adequate provision for the payment of such Debt has been made in form and substance satisfactory to the Required Lenders;

(e) Mondelēz International, any other Borrower or any Major Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Mondelēz International, any other Borrower or any Major Subsidiary seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any of its property constituting a substantial part of the property of Mondelēz International and its Subsidiaries taken as a whole) shall occur; or Mondelēz International, any other Borrower or any Major Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (e);

(f) Any judgment or order for the payment of money in excess of $200,000,000 shall be rendered against Mondelēz International, any other Borrower or any Major Subsidiary and there shall be any period of 60 consecutive days during which a stay of enforcement of such unsatisfied judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g) Mondelēz International, any other Borrower or any ERISA Affiliate shall incur, or shall be reasonably likely to incur, liability as a result of the occurrence of any ERISA Event that would, individually or in the aggregate, materially adversely affect the financial condition or operations of Mondelēz International and its Subsidiaries taken as a whole; provided, however, that no Default or Event of Default under this Section 6.01(g) shall be deemed to have occurred if Mondelēz International, any other Borrower or any ERISA Affiliate shall have made arrangements satisfactory to the PBGC or the Required Lenders to discharge or otherwise satisfy such liability (including the posting of a bond or other security); or

(h) So long as any Subsidiary of Mondelēz International is a Designated Subsidiary, the Guaranty provided by Mondelēz International under Article VIII hereof in respect of such Designated Subsidiary shall for any reason cease (other than in accordance with the provisions of Article VIII) to be valid and binding on Mondelēz International or Mondelēz International shall so state in writing.

SECTION 6.02 Lenders’ Rights upon Event of Default. If an Event of Default occurs and is continuing, then the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to Mondelēz International:

(a) declare the obligation of each Lender to make further Advances to be terminated, whereupon the same shall forthwith terminate, and

(b) declare all the Advances then outstanding, all interest thereon and all other amounts payable under this Agreement and the Notes to be forthwith due and payable, whereupon the Advances then outstanding, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers;

provided, however, that in the case of an Event of Default under Section 6.01(e) with respect to any Borrower, (i) the obligation of each Lender to make Advances shall automatically be terminated and (ii) the Advances then outstanding, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

ARTICLE VII

The Administrative Agent

SECTION 7.01 Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided herein), and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that, in its opinion, exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by Mondelēz International or any other Borrower as required by the terms of this Agreement or at the request of Mondelēz International or such other Borrower, and any notice provided pursuant to Section 5.01(c)(iv), but otherwise no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Mondelēz International or its Subsidiaries or affiliates that is communicated to or obtained by the Person serving as an Agent or any of its affiliates in any capacity. Notwithstanding any provision to the contrary contained elsewhere herein, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 7.02 Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its affiliates or its or their directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment. Without limitation of the generality of the foregoing, the Administrative Agent:

(a) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Administrative Agent receives and accepts an Assignment and Assumption entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07;

(b) may consult with legal counsel (including counsel for Mondelēz International or any other Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

(c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement by Mondelēz International or any other Borrower or the contents of any certificate, report or other document delivered thereunder or in connection therewith, and shall not have any duty to ascertain or to inquire as to the satisfaction of any condition set forth in Article III or elsewhere in this Agreement, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent;

(d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, any Note or any Designation Agreement on the part of Mondelēz International or any other Borrower or to inspect the property (including the books and records) of Mondelēz International or such other Borrower;

(e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Notes, the Designation Agreements or any other instrument or document furnished pursuant hereto;

(f) shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by Mondelēz International or a Lender; and

(g) shall incur no liability under or in respect of this Agreement, the Notes or the Designation Agreements by acting upon any notice, consent, certificate or other instrument or writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and signed or sent by the proper Person (whether or not such Person in fact meets the requirements set forth in this Agreement for being the signatory, sender or authenticator thereof), and the Administrative Agent shall be entitled to rely, and shall incur no liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in this Agreement for being the maker thereof), and may act upon any such statement prior to receipt of written confirmation thereof.

SECTION 7.03 The Administrative Agent and Affiliates. With respect to its Commitment and the Advances made by it, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity. The Administrative Agent and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with Mondelēz International, any other Borrower, any of their respective Subsidiaries and any Person that may do business with or own securities of Mondelēz International, any other Borrower or any such Subsidiary, all as if the Administrative Agent were not the Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 7.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger, any Co-Syndication Agent, any Co-Documentation Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent any Joint Lead Arranger, any Co-Syndication Agent, any Co-Documentation Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05 Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by Mondelēz International or the other Borrowers, and without limiting the obligation of Mondelēz International or the other Borrowers to do so), ratably according to the respective pro rata shares (determined, as set forth below, as of the time that the applicable indemnity in respect of Indemnified Costs is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent, any of its sub-agents, each of their respective affiliates and each of their and their respective affiliates’ control persons, directors, partners, officers, employees, representatives, advisers, attorneys and agents, in each case, in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent or any such sub-agent under this Agreement, in each case, to the extent relating to the Administrative Agent or such sub-agent in its capacity as such (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its pro rata share (determined, as set forth below, as of the time that the applicable reimbursement is sought) of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement (to the extent that the Administrative Agent is not reimbursed for such expenses by Mondelēz International or the other Borrowers, and without limiting the obligation of Mondelēz International or the other Borrowers to do so). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender, any Borrower or a third party. For purposes of this Section 7.05, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the aggregate principal amount of the Pro Rata Advances and unused Commitments (disregarding any deemed usage thereof on account of the Competitive Bid Advances) at the time (or most recently outstanding and in effect).

SECTION 7.06 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and Mondelēz International and, if the Administrative Agent shall have become a Defaulting Lender under clause (d) of the definition of such term, may be removed at any time by the Required Lenders. Upon the resignation or removal of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent (with the consent of Mondelēz International so long as no Event of Default shall have occurred and be continuing). If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring or removed Administrative Agent may (with the consent of Mondelēz International so long as no Event of Default shall have occurred and be continuing), on behalf of the Lenders, appoint a successor Administrative Agent, which shall be (a) a Lender and (b) a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement; provided that should the Administrative Agent for any reason not appoint a successor Administrative Agent, which it is under no obligation to do, then the rights, powers, discretion, privileges and duties referred to in this Section 7.06 shall be vested in the Required Lenders until a successor Administrative Agent has been appointed. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII and Section 9.04 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

SECTION 7.07 Joint Lead Arrangers, Co-Syndication Agents and Co-Documentation Agents. Notwithstanding anything herein to the contrary, none of the Joint Lead Arrangers, Co-Syndication Agents or Co-Documentation Agents shall have any duties or responsibilities under this Agreement except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.

SECTION 7.08 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting or expanding the provisions of Section 2.15(a) or 2.15(c), each Lender shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any Note against any amount due the Administrative Agent under this Section 7.08. The agreements in this Section 7.08 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and any Notes and the repayment, satisfaction or discharge of all other Obligations.

SECTION 7.09 Sub-Agents. The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any related agreement or instrument by or through any one or more sub-agents appointed by the Administrative Agent, and the Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective affiliates or branches. The exculpatory, indemnity and reimbursement provisions of this Article VII and Section 9.04 shall apply to any such sub-agent and affiliate, and their respective directors, officers, employees and agents and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or wilful misconduct in the selection of such sub-agents.

SECTION 7.10 Satisfaction Right. If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (a) apply any amounts thereafter received by the Administrative Agent for the account of such Lender hereunder to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (b) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to Section 2.02(d), 2.14(d), 7.05 or 7.08, in each case in such order as shall be determined by the Administrative Agent in its discretion.

SECTION 7.11 Proofs of Claim. In case of the pendency of any proceeding under the Federal Bankruptcy Code or any other judicial proceeding relating to Mondelēz International or any other Borrower, the Administrative Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 9.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 9.04.

SECTION 7.12 Lender Representations with Respect to ERISA.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Joint Lead Arrangers and not, for the avoidance of doubt, to or for the benefit of any Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84- 14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent and the Joint Lead Arrangers, in their sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Joint Lead Arrangers and not, for the avoidance of doubt, to or for the benefit of any Borrower, that the Administrative Agent and the Joint Lead Arrangers are not fiduciaries with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent or the Joint Lead Arrangers under this Agreement or any documents related hereto or thereto).

ARTICLE VIII

Guaranty

SECTION 8.01 Guaranty. Mondelēz International hereby unconditionally and irrevocably guarantees (the undertaking of Mondelēz International contained in this Article VIII being this “Guaranty”) the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of each Designated Subsidiary now or hereafter existing under this Agreement, its Designation Agreement or any Note, whether for principal, interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), fees, expenses or otherwise (such obligations being the “Designated Subsidiary Obligations”). This Guaranty is a guaranty of payment and not of collection.

SECTION 8.02 Guaranty Absolute. Mondelēz International guarantees that the Designated Subsidiary Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the Lenders with respect thereto. The liability of Mondelēz International under this Guaranty shall be absolute and unconditional irrespective of:

(a) any lack of validity, enforceability or genuineness of any provision of this Agreement, any Designation Agreement, any Note or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Designated Subsidiary Obligations, or any other amendment or waiver of or any consent to departure from this Agreement, any Designation Agreement or any Note;

(c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Designated Subsidiary Obligations;

(d) any law or regulation of any jurisdiction or any other event affecting any term of a Designated Subsidiary Obligation; or

(e) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Mondelēz International or any other Borrower.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Designated Subsidiary Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of a Designated Subsidiary or otherwise, all as though such payment had not been made.

SECTION 8.03 Waivers.

(a) Mondelēz International hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Designated Subsidiary Obligations and this Guaranty and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against a Designated Subsidiary or any other Person or any collateral.

(b) Mondelēz International hereby irrevocably subordinates any claims or other rights that it may now or hereafter acquire against any Designated Subsidiary that arise from the existence, payment, performance or enforcement of Mondelēz International’s obligations under this Guaranty or this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender against such Designated Subsidiary or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from such Designated Subsidiary, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, in each case to the claims and rights of the Administrative Agent and the Lenders in respect of the payment in full of the Designated Subsidiary Obligations and all other amounts payable under the Guaranty relating to such Designated Subsidiary (the “Payment in Full”) and Mondelēz International agrees not to enforce any such claim for payment against any such Designated Subsidiary until the Payment in Full has occurred. If any amount shall be paid to Mondelēz International in violation of the preceding sentence at any time prior to the later of the Payment in Full and the Maturity Date, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied to the Designated Subsidiary Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement and this Guaranty, or to be held as collateral for any Designated Subsidiary Obligations or other amounts payable under this Guaranty thereafter arising. Mondelēz International acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and this Guaranty and that the agreements set forth in this Section 8.03(b) are knowingly made in contemplation of such benefits. Notwithstanding the foregoing provisions of this Section 8.03(b), Mondelēz International shall be permitted to charge, and any Borrower shall be permitted to pay, a guaranty fee in connection with the entry by Mondelēz International into this Guaranty, as may be agreed by Mondelēz International and such Borrower.

SECTION 8.04 Continuing Guaranty. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until cash payment in full of the Designated Subsidiary Obligations (including any and all Designated Subsidiary Obligations which remain outstanding after the Maturity Date) and all other amounts payable under this Guaranty, (b) be binding upon each of Mondelēz International and its successors and assigns, and (c) inure to the benefit of and be enforceable by the Lenders, the Administrative Agent and their respective successors, transferees and assigns.

ARTICLE IX

Miscellaneous

SECTION 9.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any Designation Agreement, nor consent to any departure by Mondelēz International or any other Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and Mondelēz International, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall (a) increase the Commitment of any Lender, or change the currency in which Advances are available thereunder, without the prior written consent of such Lender, (b) reduce the principal of, or the amount or rate of interest on, any Advance of any Lender, or any fee payable to any Lender, without the prior written consent of such Lender, (c) postpone any date fixed for any payment of principal of, or interest on, any Advance of any Lender, or any fee payable to any Lender, or postpone the scheduled date of expiration of the Commitment of any Lender, in each case, without the prior written consent of such Lender, (d) change the percentage set forth in the definition of the term “Required Lenders” or any other provision of this Agreement specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, in each case, without the written consent of each Lender, (e) release Mondelēz International from any of its obligations under Article VIII without the written consent of each Lender, (f) change Section 2.16 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (g) amend this Section 9.01 without the written consent of each Lender; provided further that (A) no waiver of the conditions specified in Section 3.04 in connection with any Competitive Bid Borrowing shall be effective unless consented to by all Lenders making Competitive Bid Advances as part of such Competitive Bid Borrowing, (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Designation Agreement, (C) this Agreement may be amended as set forth in Section 2.08(c) and (D) any provision of this Agreement or any Designation Agreement may be amended by an agreement in writing entered into by Mondelēz International and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case under this clause (D), the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

SECTION 9.02 Notices, Etc.

(a) Addresses. All notices and other communications provided for hereunder shall be in writing and mailed, faxed, emailed or delivered as follows:

(i) if to Mondelēz International or any other Borrower:

c/o Mondelēz International, Inc.

905 West Fulton Market, Suite 200

Chicago, Illinois 60607

Attention: Executive Vice President and

Chief Financial Officer

Email: corporate.secretary@mdlz.com

with copies to:

c/o Mondelēz International, Inc.

905 West Fulton Market, Suite 200

Chicago, Illinois 60607

Attention: Treasurer

Email: corporate.secretary@mdlz.com

and

c/o Mondelēz International, Inc.

905 West Fulton Market, Suite 200

Chicago, Illinois 60607

Attention: Assistant Treasurer

Email: corporate.secretary@mdlz.com

(ii) if to Mondelēz International, as guarantor:

Mondelēz International, Inc.

905 West Fulton Market, Suite 200

Chicago, Illinois 60607

Attention: Senior Vice President and Corporate Secretary

Email: corporate.secretary@mdlz.com

(iii) if to any Lender, to it at its address (or fax number or email) set forth in its Administrative Questionnaire delivered to the Administrative Agent in connection herewith;

(iv) if to the Administrative Agent:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road

NCC5 / 1st Floor

Newark, DE 19713-2107

Attention: Himran Aziz

Tel: (302) 634-1027

Email: himran.aziz@chase.com

or, as to Mondelēz International, any other Borrower or the Administrative Agent, at such other address (or fax number or email) as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address (or fax number or email) as shall be designated by such party in a written notice to Mondelēz International and the Administrative Agent.

Notices and other communications by the Administrative Agent to the Lenders hereunder may be delivered or furnished by electronic communications (including Internet and intranet websites and the Electronic System) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

(b) Effectiveness of Notices. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by confirmed fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and, unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Electronic Systems. Each Borrower agrees that the Agents may, but shall not be obligated to, make any Communication by posting such Communication on an Electronic System. Any Electronic System used by the Agents is provided “as is” and “as available”. None of the Agents or any of their affiliates warrants, or shall be deemed to warrant, the adequacy of any Electronic System and the Agents expressly disclaim liability for errors or omissions in the Communications. None of the Agents or any of their affiliates is responsible for approving or vetting the representatives or contacts of any Lender that are added to any Electronic System. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Agents or any of their affiliates in connection with the Communications or any Electronic System. In no event shall any Agent or any of its affiliates have any liability to Mondelēz International, any other Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental, consequential or punitive damages, losses or expenses (whether in tort, contract or otherwise) arising out of Mondelēz International’s, any other Borrower’s or any Agent’s transmission of Communications through an Electronic System, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent or any of its affiliates.

SECTION 9.03 No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Designation Agreement or any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Administrative Agent and the Lenders provided herein and under the Designation Agreements and the Notes are cumulative and not exclusive of any rights or remedies provided by law. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of any Advance shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender or any of their respective affiliates may have had notice or knowledge of such Default at the time.

SECTION 9.04 Costs and Expenses; Breakage; Indemnification.

(a) Administrative Agent; Enforcement. Mondelēz International agrees to pay on demand (i) all reasonable costs and expenses of the Administrative Agent and the Joint Lead Arrangers in connection with the preparation, execution, delivery, administration (excluding any cost or expenses for administration related to the overhead of the Administrative Agent), modification and amendment of this Agreement and the documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and the Joint Lead Arrangers with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement (which, insofar as such costs and expenses relate to the preparation, execution and delivery of this Agreement and the closing hereunder, shall be limited to the reasonable fees and expenses of Cravath, Swaine & Moore LLP), and (ii) all costs and expenses of the Lenders and the Administrative Agent (including, without limitation, reasonable counsel fees and expenses of the Lenders and the Administrative Agent), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder.

(b) Prepayment of LIBO Rate Advances or Floating Rate Bid Advances. If any payment of principal of any LIBO Rate Advance or Floating Rate Bid Advance is made other than on the last day of the Interest Period for such Advance or at its maturity, as a result of a payment pursuant to Section 2.11, acceleration of the maturity of the Advances pursuant to Section 6.02, an assignment made as a result of a demand by Mondelēz International pursuant to Section 9.07(a) or for any other reason, Mondelēz International shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(c) Indemnification. Each of Mondelēz International and each other Borrower jointly and severally agrees to indemnify and hold harmless each Agent and each Lender, each of their respective affiliates and each of their and their respective affiliates’ control persons, directors, partners, officers, employees, representatives, advisers, attorneys and agents (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) which may be incurred by or asserted against any Indemnified Party, in each case in connection with or arising out of, or in connection with the preparation for or defense of, any investigation, litigation, or proceeding (i) relating to this Agreement or any of the other documents delivered hereunder, the Advances or any transaction or proposed transaction (whether or not consummated) in which any proceeds of any Borrowing are applied or proposed to be applied, directly or indirectly, by any Borrower, whether or not such Indemnified Party is a party to such transaction, or (ii) relating to Mondelēz International’s or any other Borrower’s consummation of any transaction or proposed transaction contemplated hereby (whether or not consummated) or entering into this Agreement, or to any actions or omissions of Mondelēz International or any other Borrower, any of their respective Subsidiaries or affiliates or any of its or their respective officers, directors, employees or agents in connection therewith, in each case whether or not an Indemnified Party is a party thereto and whether or not such investigation, litigation or proceeding is brought by Mondelēz International or any other Borrower or any other Person; provided, however, that neither Mondelēz International nor any other Borrower shall be required to indemnify an Indemnified Party from or against any portion of such claims, damages, losses, liabilities or expenses that is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party. This Section 9.04(c) shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

SECTION 9.05 Right of Set-Off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.02 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.02, each Lender is hereby authorized at any time and from time to time after providing written notice to the Administrative Agent of its intention to do so, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any of its affiliates to or for the credit or the account of Mondelēz International or any other Borrower against any and all of the obligations of Mondelēz International or any other Borrower now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender shall promptly notify Mondelēz International or the appropriate other Borrower, as the case may be, and the Administrative Agent after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its affiliates may have.

SECTION 9.06 Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of each of Mondelēz International, the other Borrowers, the Administrative Agent and each Lender and their respective successors and assigns, except that neither Mondelēz International (except as expressly permitted under Section 5.02(b)) nor any other Borrower shall have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of each of the Lenders. The agreements and obligations contained in Sections 2.02(c), 2.05, 2.12, 2.15, 9.04(a), 9.04(b) and 9.04(c), the last sentence of Section 8.02 and Article VII shall survive the payment in full of principal and interest hereunder and the termination of the Commitments or this Agreement.

SECTION 9.07 Assignments and Participations.

(a) Assignment of Lender Obligations. Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Pro Rata Advances or Competitive Bid Advances owing to it), subject to the following:

(i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement; provided that this clause (i) shall not be construed to prohibit the assignment of a constant, and not a varying, percentage of (A) all rights and obligations under this Agreement in respect of any Competitive Bid Advance without an assignment of any other Advance or Commitment and (B) all rights and obligations under this Agreement in respect of any Pro Rata Advance or Commitment without an assignment of any Competitive Bid Advance;

(ii) the amount of the Commitment or Advances of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event, other than with respect to assignments to other Lenders or affiliates of Lenders, or an assignment of the entire Commitment of such Lender or the entire amount of Pro Rata Advances or any Competitive Bid Advance owing to such Lender, be less than $10,000,000, and shall be an integral multiple of $1,000,000;

(iii) each such assignment shall require the prior written consent of (x) the Administrative Agent, and (y) unless an Event of Default under Sections 6.01(a) or 6.01(e) has occurred and is continuing, Mondelēz International (such consents not to be unreasonably withheld or delayed and such consents by Mondelēz International shall be deemed to be given if no objection is received by the assigning Lender and the Administrative Agent from Mondelēz International within 20 Business Days after written notice of such proposed assignment has been delivered to Mondelēz International); provided, that no consent of Mondelēz International shall be required for an assignment to another Lender or an affiliate of a Lender;

(iv) the parties to each such assignment shall execute and deliver to the Administrative Agent for its acceptance and recording in the Register, an Assignment and Assumption, together with a processing and recordation fee of $3,500 provided, that if such assignment is made pursuant to Section 9.07(h), Mondelēz International shall pay or cause to be paid such $3,500 fee; and

(v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder and (y) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (other than those provided under Section 9.04 and, with respect to the period during which it is a Lender, Sections 2.05, 2.12 and 2.15) and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto), other than Section 9.12.

(b) Assignment and Assumption. By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Mondelēz International or any other Borrower or the performance or observance by Mondelēz International or any other Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee represents that (A) the source of any funds it is using to acquire the assigning Lender’s interest or to make any Advance is not and will not be plan assets as defined under the regulations of the Department of Labor of any plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code or (B) the assignment or Advance is not and will not be a non-exempt prohibited transaction as defined in Section 406 of ERISA; (vii) such assignee appoints and authorizes the Administrative Agent to take such action and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (viii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Agent’s Acceptance. Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee, together with any Pro Rata Note or Notes subject to such assignment, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section, the Administrative Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Mondelēz International.

(d) Register. The Administrative Agent, acting for this purpose as a non-fiduciary agent of Mondelēz International and the other Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal and stated interest amounts of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Mondelēz International, the other Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement, notwithstanding any notice to the contrary. The Register shall be available for inspection by Mondelēz International, any other Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Sale of Participation. Each Lender may sell participations to one or more Eligible Assignees in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it), subject to the following:

(i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to Mondelēz International hereunder) shall remain unchanged,

(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

(iii) Mondelēz International, the other Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement,

(iv) each participant shall be entitled to the benefits of Sections 2.12 and 2.15 (subject to the limitations and requirements of those Sections, including the requirements to provide forms and/or certificates pursuant to Section 2.15(e), 2.15(f) or 2.15(g); provided that a participant shall provide the forms and/or certificates solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided, further, that this clause (iv) shall be subject to clause (vi) below in all respects,

(v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by Mondelēz International or any other Borrower therefrom, except to the extent that such amendment, waiver or consent is described in clauses (a), (b) and (c) of Section 9.01 and affects such participant; and

(vi) a participant shall not be entitled to receive any greater payment under Sections 2.12 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Mondelēz International’s or the relevant Borrower’s prior written consent (not to be unreasonably withheld or delayed).

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the applicable Borrower, maintain a register on which it enters the name and address of each participant and the principal and stated interest amounts of each participant’s interest in the Advances or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Advances or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Advance or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or Section 163(f) of the Internal Revenue Code or the United States Treasury Regulations issued thereunder or, if different, under Sections 871(h) or 881(c) of the Internal Revenue Code.

(f) Disclosure of Information. Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to Mondelēz International or any other Borrower furnished to such Lender by or on behalf of Mondelēz International or any other Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to Mondelēz International or any other Borrower or any of their respective Subsidiaries received by it from such Lender.

(g) Security Interest. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank or central bank performing similar functions in accordance with applicable law.

(h) Replacement of Lenders. In the event that (i) any Lender shall have delivered a notice pursuant to Section 2.13, (ii) any Borrower shall be required to make additional payments to or for the account of any Lender under Section 2.12 or 2.15, (iii) any Lender (a “Non-Consenting Lender”) shall withhold its consent to any amendment or waiver that requires the consent of all the Lenders or all the affected Lenders and that has been consented to by the Required Lenders or (iv) any Lender shall become a Defaulting Lender, Mondelēz International shall have the right, at its own expense, upon notice to such Lender and the Administrative Agent, (A) to terminate the Commitment of such Lender or (B) to require such Lender to transfer and assign at par and without recourse (in accordance with and subject to the restrictions contained in this Section 9.07) all its interests, rights and obligations under this Agreement to one or more Eligible Assignees acceptable to Mondelēz International and approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed), which shall assume such obligations; provided, that (x) in the case of any replacement of a Non-Consenting Lender, each assignee shall have consented to the relevant amendment or waiver, (y) no such termination or assignment shall conflict with any law or any rule, regulation or order of any Governmental Authority and (z) the Borrowers or the assignee (or assignees), as the case may be, shall pay to such Lender in immediately available funds on the date of such termination or assignment the principal of and interest accrued to the date of payment on the Advances made by it hereunder and all other amounts accrued for its account or owed to it hereunder. Mondelēz International will not have the right to terminate the Commitment of any Lender, or to require any Lender to assign its rights and interests hereunder, if, prior to such termination or assignment, as a result of a waiver by such Lender or otherwise, the circumstances entitling Mondelēz International to require such termination or assignment cease to apply. Each Lender agrees that, if Mondelēz International elects to replace such Lender in accordance with this Section 9.07(h), it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Advances) subject to such Assignment and Assumption; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.

SECTION 9.08 Designated Subsidiaries.

(a) Designation. Mondelēz International may at any time, and from time to time after the Effective Date, by delivery to the Administrative Agent of a Designation Agreement duly executed by Mondelēz International and the applicable Subsidiary and substantially in the form of Exhibit D hereto, designate any wholly owned Subsidiary as a “Designated Subsidiary” for purposes of this Agreement and such Subsidiary shall thereupon, but subject to the satisfaction of the conditions precedent set forth in Section 3.02, become a “Designated Subsidiary” for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Administrative Agent shall promptly notify each Lender of each such designation by Mondelēz International and the identity of the applicable Subsidiary.

Notwithstanding the foregoing, no Lender shall be required to make Advances to a Designated Subsidiary in the event that the making of such Advances would or could reasonably be expected to breach, violate or otherwise be inconsistent with any internal policy (other than with respect to Designated Subsidiaries formed under the laws of any nation that is a member of the Organization for Economic Cooperation and Development as of the date hereof), law or regulation to which such Lender is, or would be upon the making of such Advance, subject. In addition, each Lender shall have the right to make any Advances to any Designated Subsidiary that is a Foreign Subsidiary of Mondelēz International through an affiliate or non-U.S. branch of such Lender designated by such Lender at its sole option; provided such designation and Advance does not, in and of itself, subject the Borrowers to greater costs pursuant to Section 2.12 or 2.15 than would have been payable if such Lender made such Advance directly.

(b) Termination. (i) Upon the payment and performance in full of all of the indebtedness, liabilities and obligations under this Agreement of any Designated Subsidiary then, so long as at the time no Notice of Pro Rata Borrowing or Notice of Competitive Bid Borrowing in respect of such Designated Subsidiary is outstanding, such Subsidiary’s status as a “Designated Subsidiary” shall terminate upon notice to such effect from the Administrative Agent to the Lenders (which notice the Administrative Agent shall give promptly, upon and only upon its receipt of a request therefor from Mondelēz International). Thereafter, the Lenders shall be under no further obligation to make any Advance hereunder to such former Designated Subsidiary until such time as it has been redesignated a Designated Subsidiary by Mondelēz International pursuant to Section 9.08(a).

(ii) If (A) a Designated Subsidiary is to consolidate or merge with or into any other Person and (B) the Person surviving such consolidation or merger (the “Surviving Subsidiary”) will not be (1) organized and existing under the laws of the United States of America or any State thereof or the District of Columbia or (2) organized and existing in the same jurisdiction as the Designated Subsidiary effecting such consolidation or merger at the time such consolidation or merger is effective, then any principal of or interest on any Advances outstanding to such Designated Subsidiary shall be repaid prior to, and the status of such Subsidiary as a “Designated Subsidiary” will be deemed to be terminated as to such Surviving Subsidiary at the time of, such merger or consolidation.

SECTION 9.09 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the substantive laws of the State of New York without regard to choice of law doctrines.

SECTION 9.10 Execution in Counterparts; Electronic Execution. (a) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or email shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement, any Notes or any Designation Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, each party hereto hereby (i) agrees that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Borrowers, electronic images of this Agreement, any Note or any Designation Agreement (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of this Agreement, any Note or any Designation Agreement based solely on the lack of paper original copies thereof, including with respect to any signature pages thereto.

SECTION 9.11 Jurisdiction, Etc.

(a) Submission to Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the United States District Court of the Southern District of New York and the Supreme Court of the State of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, any Note or any Designation Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined exclusively in such United States District Court or, in the event such United States District Court lacks subject matter jurisdiction, such Supreme Court; provided that, notwithstanding the foregoing, (i) the Administrative Agent and the Lenders shall retain the right to bring any such action or proceeding against any Designated Subsidiary that is a Foreign Subsidiary in the jurisdiction of organization or existence of such Designated Subsidiary and (ii) each of the parties hereto shall retain the right to bring any such action or proceeding in the courts of any other jurisdiction in connection with the enforcement of any judgment. Each of the Designated Subsidiaries hereby agrees that service of process in any such action or proceeding brought in any such court may be made upon the Process Agent, and each Designated Subsidiary hereby irrevocably directs the Process Agent as its authorized agent to accept such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each of Mondelēz International and each other Borrower hereby further irrevocably consents to the service of process in any such action or proceeding in any such court by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to Mondelēz International or such other Borrower, as applicable, at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any Note shall affect any right that any party may otherwise have to serve legal process in any other manner permitted by law.

(b) Appointment of Process Agent. Each of the Designated Subsidiaries hereby appoints Mondelēz International, and Mondelēz International hereby accepts such appointment, as its process agent (the “Process Agent”) from the Effective Date through the repayment in full of all Obligations and the termination of all the Commitments hereunder (i) to receive, accept and acknowledge on behalf of such

Designated Subsidiary and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding arising out of or relating to this Agreement and (ii) to forward forthwith to such Designated Subsidiary at its address copies of any summons, complaint and other process which the Process Agent receives in connection with its appointment. Such service may be made by mailing or delivering a copy of such process to any Designated Subsidiary in care of Mondelēz International at Mondelēz International’s address used for purposes of giving notices under Section 9.02, and each Designated Subsidiary hereby irrevocably authorizes and directs Mondelēz International to accept such service on its behalf and Mondelēz International hereby agrees to accept such service on its behalf.

(c) Waivers.

(i) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement, the Notes or the Designation Agreements in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(ii) To the extent permitted by applicable law, each of Mondelēz International, the other Borrowers, the Administrative Agent and the Lenders agrees not to assert, and hereby waives, any claim against any other party hereto or any of their respective affiliates, or any other Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to this Agreement or any related document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each of the parties hereto hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that the foregoing shall not limit the indemnity obligations set forth in Section 7.05 or 9.04(c). No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any related document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, or the transactions contemplated hereby or thereby.

(iii) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING UNDER THIS AGREEMENT, ANY NOTE OR ANY DESIGNATION AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH

PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.11(C) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO, OR ANY OF THE OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE ADVANCES MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(iv) In the event any Designated Subsidiary or any of its assets has or hereafter acquires, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement, the Notes, the Designation Agreements or any related document, any immunity from jurisdiction, legal proceedings, attachment (whether before or after judgment), execution, judgment or setoff, such Designated Subsidiary hereby irrevocably agrees not to claim and hereby irrevocably and unconditionally waives such immunity.

SECTION 9.12 Confidentiality. None of the Administrative Agent nor any Lender shall disclose any confidential information relating to Mondelēz International or any other Borrower to any other Person without the consent of Mondelēz International, other than (a) to the Administrative Agent’s or such Lender’s affiliates and its and their officers, directors, employees, agents, advisors, insurers and re-insurers, rating agencies, market data collectors, other service providers, credit insurance providers, any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement and, as contemplated by Section 9.07(f), to actual or prospective assignees and participants, and then, in each such case, only on a confidential basis; provided, however, that such actual or prospective assignee or participant shall have been made aware of this Section 9.12 and shall have agreed to be bound by its provisions as if it were a party to this Agreement, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking or other financial institutions, including in connection with the creation of security interests as contemplated by Section 9.07(g), and (d) in connection with enforcing or administering this Agreement.

SECTION 9.13 No Fiduciary Relationship. Each Borrower acknowledges and agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith (a) no fiduciary, advisory or agency relationship between the Borrowers, on the one hand, and any Agent or any Lender, on the other hand, is intended to be or has been created, by implication or otherwise, in respect of any of the financing transactions contemplated by this Agreement, irrespective of whether any Agent or any Lender has advised or is advising Mondelēz International or any of its Subsidiaries on other matters (it being understood and agreed that nothing in this provision will relieve any Agent or any Lender of any advisory or fiduciary responsibilities it may have in connection with other transactions) and no such duty will be deemed to have arisen in connection with any such transactions or communications and (b) each Agent and each Lender may have economic interests that conflict with those of the Borrowers, their equityholders and/or their affiliates and the transactions contemplated by this Agreement (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Agents and the Lenders, on the one hand, and the Borrowers, on the other. Each Borrower acknowledges and agrees that it has consulted its own legal and financial advisors in connection with the transactions contemplated hereby to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Borrower agrees that it will not claim that any Agent or Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Borrower, in connection with such transaction or the process leading thereto.

SECTION 9.14 Integration. This Agreement, the Notes and each Designation Agreement represent the agreement of Mondelēz International, the other Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, Mondelēz International, the other Borrowers or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Notes or the Designation Agreements other than the matters referred to in the Fee Letter and any other fee letters entered into among Mondelēz International and the Administrative Agent or the Joint Lead Arrangers, if any, and except for any confidentiality agreements entered into by Lenders in connection with this Agreement or the transactions contemplated hereby.

SECTION 9.15 Severability. To the fullest extent permitted by law, any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and, to the fullest extent permitted by law, the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.16 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.17 Certain Notices. The Administrative Agent and each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and/or the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation.

SECTION 9.18 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under this Agreement may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other documents or agreements relating to the Advances made hereunder; and

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.19 Non-Public Information. Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by Mondelēz International or the other Borrowers or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Borrowers and the Agents that (a) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (b) it has identified in its Administrative Questionnaire delivered to the Administrative Agent in connection herewith a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

SECTION 9.20 Mondelēz International as Agent of Designated Subsidiaries. Each Designated Subsidiary hereby irrevocably appoints Mondelēz International as its agent for all purposes of this Agreement, the Notes and any Designation Agreement, including (a) the giving and receipt of notices (including any Notice of Pro Rata Borrowing or any Notice of Competitive Bid Borrowing) and (b) the execution and delivery of all documents, instruments and certificates contemplated herein. Each Designated Subsidiary hereby acknowledges that any amendment or other modification to this Agreement may be effected as set forth in Section 9.01, that no consent of such Designated Subsidiary shall be required to effect any such amendment or other modification and that such Designated Subsidiary shall be bound by this Agreement, the Notes, any Designation Agreement or any other documented contemplated herein or therein (if it is theretofore a party thereto) as so amended or modified.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MONDELĒZ INTERNATIONAL, INC.

By:	/s/ Michael A. Call
Name: Michael A. Call
Title: Vice President, Global Treasury and Treasurer

[Signature Page to Mondelēz International, Inc. 364-Day Revolving Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Lender

By:	/s/ Gregory T. Martin
Name: Gregory T. Martin
Title: Executive Director

[Signature Page to Mondelēz International, Inc. 364-Day Revolving Credit Agreement]

SIGNATURE PAGE TO

MONDELĒZ INTERNATIONAL, INC.

364-DAY REVOLVING CREDIT AGREEMENT

Name of Lender: Bank of America, N.A.

By:	/s/ Nicholas Cheng

Name: Nicholas Cheng
Title: Director

Name of Lender: Citibank, N.A.

By:	/s/ Carolyn Kee

Name: Carolyn Kee
Title: Vice President

Name of Lender: Credit Suisse AG, New York Branch

By:	/s/ Doreen Barr

Name: Doreen Barr
Title: Authorized Signatory

By:	/s/ Andrew Griffin

Name: Andrew Griffin
Title: Authorized Signatory

Name of Lender: HSBC Bank USA, N.A.

By:	/s/ Robert Devir

Name: Robert Devir
Title: Managing Director

Name of Lender: MUFG Bank, Ltd.

By:	/s/ Henry Schwarz

Name: Henry Schwarz
Title: Authorized Signatory

Name of Lender: Barclays Bank PLC

By:	/s/ Ritam Bhalla

Name: Ritam Bhalla
Title: Director

SIGNATURE PAGE TO

MONDELĒZ INTERNATIONAL, INC.

364-DAY REVOLVING CREDIT AGREEMENT

Name of Lender: BNP Paribas

By:	/s/ Christopher Sked

Name: Christopher Sked
Title: Managing Director

By:	/s/ Karim Remtoula

Name: Karim Remtoula
Title: Vice President

Name of Lender: Deutsche Bank AG New York Branch

By:	/s/ Ming K. Chu

Name: Ming K. Chu
Title: Director

By:	/s/ Annie Chung

Name: Annie Chung
Title: Director

Name of Lender: Goldman Sachs Bank USA

By:	/s/ Jacob Elder

Name: Jacob Elder
Title: Authorized Signatory

Name of Lender: Mizuho Bank, Ltd.

By:	/s/ Edward Sacks

Name: Edward Sacks
Title: Executive Director

Name of Lender: Societe Generale

By:	/s/ Shelley Yu

Name: Shelly Yu
Title: Director

Name of Lender: Wells Fargo Bank, National Association

By:	/s/ Peter Kiedrowski

Name: Peter Kiedrowski
Title: Managing Director

SIGNATURE PAGE TO

MONDELĒZ INTERNATIONAL, INC.

364-DAY REVOLVING CREDIT AGREEMENT

Name of Lender: The Toronto-Dominion Bank, New York Branch

By:	/s/ Michael Borowiecki

Name: Michael Borowiecki
Title: Authorized Signatory

Name of Lender: Banco Bilbao Vizcaya Argentaria S.A., New York Branch

By:	/s/ Brian Crowley

Name: Brian Crowley
Title: Managing Director

By:	/s/ Andrew Pargament

Name: Andrew Pargament
Title: Managing Director

Name of Lender: Santander Bank, N.A.

By:	/s/ Xavier Ruiz Sena

Name: Xavier Ruiz Sena
Title: Managing Director

Name of Lender: Commerzbank AG, New York Branch

By:	/s/ Pedro Bell

Name: Pedro Bell
Title: Managing Director

By:	/s/ Bianca Notari

Name: Bianca Notari
Title: Vice President

Name of Lender: Credit Agricole Corporate and Investment Bank

By:	/s/ Jill Wong

Name: Jill Wong
Title: Director

By:	/s/ Gordon Yip

Name: Gordon Yip
Title: Director

SIGNATURE PAGE TO

MONDELĒZ INTERNATIONAL, INC.

364-DAY REVOLVING CREDIT AGREEMENT

Name of Lender: Intesa Sanpaolo S.p.A., New York Branch

By:	/s/ Alessandro Toigo

Name: Alessandro Toigo
Title: Head of Corporate Desk

By:	/s/ Anne Culver

Name: Anne Culver
Title: Vice President

Name of Lender: Sumitomo Mitsui Banking Corporation

By:	/s/ Rosa Pritsch

Name: Rosa Pritsch
Title: Director

Name of Lender: Westpac Banking Corporation

By:	/s/ Stuart Brown

Name: Stuart Brown
Title: Tier Two Attorney

Name of Lender: U.S. Bank National Association

By:	/s/ Michael P. Dickman

Name: Michael P. Dickman
Title: Senior Vice President

Name of Lender: PNC Bank, National Association

By:	/s/ Donna Benson

Name: Donna Benson
Title: Assistant Vice President

Name of Lender: Truist Bank

By:	/s/ Kenneth M. Blackwell

Name: Kenneth M. Blackwell
Title: Director

SIGNATURE PAGE TO

MONDELĒZ INTERNATIONAL, INC.

364-DAY REVOLVING CREDIT AGREEMENT

Name of Lender: National Westminster Bank plc

By:	/s/ Jonathan Eady

Name: Jonathan Eady
Title: Director

Name of Lender: Morgan Stanley Bank, N.A.

By:	/s/ Michael King

Name: Michael King
Title: Authorized Signatory

Name of Lender: Morgan Stanley Senior Funding, Inc.

By:	/s/ Michael King

Name: Michael King
Title: Vice President

Name of Lender: Banco Bradesco S.A., New York Branch

By:	/s/ Fabiana Guglielmi Paes de Barros

Name: Fabiana Guglielmi Paes de Barros
Title: General Manager

By:	/s/ Sonia Bettencourt

Name: Sonia Bettencourt
Title: Manager

Name of Lender: DBS Bank Ltd.

By:	/s/ Josephine Lim

Name: Josephine Lim
Title: Senior Vice President

Name of Lender: The Northern Trust Company

By:	/s/ Lisa DeCristofaro

Name: Lisa DeCristofaro
Title: SVP

SIGNATURE PAGE TO

MONDELĒZ INTERNATIONAL, INC.

364-DAY REVOLVING CREDIT AGREEMENT

Name of Lender: Standard Chartered Bank

By:	/s/ James Beck

Name: James Beck
Title: Associate Director

Name of Lender: The Standard Bank of South Africa Limited, Isle of Man Branch

By:	/s/ Darren Weymouth

Name: Darren Weymouth
Title: Head, Corporate Financing Solutions International